                                                                   EXHIBIT 10.18


                             Dated 30 January 2003

                                 SOGELEASE B.V.
                                  as Sub-Lessor

                                     - and -

               GLOBALSANTAFE DRILLING COMPANY (NORTH SEA) LIMITED
                                  as Sub-Lessee

                         ------------------------------

                               SUB-LEASE AGREEMENT

                         ------------------------------

           in respect of a jack-up drilling unit known as "BRITANNIA"

                            WATSON, FARLEY & WILLIAMS
                                     LONDON

                                      INDEX

SECTION                                                                 PAGE
1     DEFINITIONS                                                          1

2     LEASING OF THE RIG                                                  11

3     COMMENCEMENT OF SUB-LEASE PERIOD                                    12

4     RENTALS                                                             12

5     PAYMENTS                                                            12

6     WITHHOLDING                                                         14

7     LOCATION, USE AND MAINTENANCE OF RIG                                15

8     PROTECTION OF THE SUB-LESSOR'S INTERESTS                            18

9     EXCLUSION OF LIABILITY                                              20

10    INSURANCE                                                           21

11    LOSS, DAMAGE AND REQUISITION                                        23

12    RETURN AND SALE OF THE RIG                                          25

13    TERMINATION                                                         26

14    GENERAL INDEMNITY                                                   30

15    COSTS, EXPENSES AND FEES                                            34

16    TAX INDEMNITY                                                       34

17    INCREASED COSTS                                                     36

18    RELEASE FROM ARREST                                                 37

19    RIGHTS AND WAIVERS                                                  38

20    NOTICES                                                             39

21    LAW AND JURISDICTION                                                40

22    ASSIGNMENT                                                          40

23    GENERAL                                                             41

SCHEDULE 1  THE RIG                                                       43

SCHEDULE 2  CERTIFICATE OF ACCEPTANCE                                     44

SCHEDULE 3  FINANCIAL SCHEDULE                                            45


EXECUTION PAGE                                                            48

THIS SUB-LEASE AGREEMENT is dated 30 January 2003

BETWEEN:

(1) SOGELEASE B.V., a company incorporated in The Netherlands having its main office at Rembrandt Tower, Amstelplein 1, 1096 HA, Amsterdam, The Netherlands (the "SUB-LESSOR", which expression includes its successors, permitted assignees and permitted transferees); and

(2) GLOBALSANTAFE DRILLING COMPANY (NORTH SEA) LIMITED, a company incorporated in England and Wales (with company number 00782373) having its registered office at Lothing Depot, North Quay, Commercial Road, Lowestoft NR32 2TF (the "SUB-LESSEE" which expression includes its successors, permitted assignees and permitted transferees).

WHEREAS:

The Sub-Lessor is the lessee of the Rig under the terms of the Head-Lease. The Sub-Lessee wishes to take the rig on sub-lease and the Sub-Lessor agrees to sub-let the Rig to the Sub-Lessee upon the terms and conditions contained herein.

IT IS HEREBY AGREED as follows:

1     DEFINITIONS

1.1 In this Sub-Lease, the following terms shall have the meanings given below:

      "ACCELERATION DATE" means either (i) the date on which a Termination Notice is served by the Sub-Lessor pursuant to Clause 13.1 (Termination Events) or (ii) the date on which a Voluntary Termination Notice expires;

      "AFFILIATE" means, in relation to a party, any other entity in which it possesses directly or indirectly the power to direct or cause the direction of the management and policies of the other person, whether through ownership of voting shares, by contract or otherwise, or which is under direct or indirect common control with, that party from time to time;

      "BUSINESS DAY" means any day (other than a Saturday or a Sunday) on which banks generally are open for business in London, New York and the Netherlands;

      "CERTIFICATE OF ACCEPTANCE" means a certificate in the form attached as
      Schedule 2 (Certificate of Acceptance) executed or to be executed by the Sub-Lessor and the Sub-Lessee;

      "CHANGE OF LAW" means, in each case after the date of this Sub-Lease:

      (a) the implementation, introduction, abolition, withdrawal or variation of any applicable law, regulation, practice or concession or official directive, ruling, request, notice, guideline, statement of policy or practice statement by the European Union or any central bank or tax, fiscal, revenue, monetary, governmental, local, international, national or other competent authority or agency (whether or not having the force of law but in respect of which compliance by banks or other financial institutions or institutions of a similar nature to the Sub-Lessor in the relevant jurisdiction is generally customary); or

      (b) any change in any interpretation, or the introduction or making of any new or further interpretation, or any new or different interpretation of any applicable law, regulation, practice or concession or official directive, ruling, request, notice, guideline, statement of policy or practice statement by any court, tribunal, governmental, local, international, national or other competent authority or agency or the European Union or any central bank or tax, fiscal, revenue or monetary authority or agency (whether or not having the force of law but in respect of which compliance by banks or other financial institutions or institutions of a similar nature to the Sub-Lessor in the relevant jurisdiction is generally customary); or

      (c) compliance with any new or different request or direction from the European Union or any central bank, tax, fiscal, regulatory monetary, revenue, governmental, local, international, national or other competent authority or agency (whether or not having the force of law but in respect of which compliance by banks or other financial institutions or institutions of a similar nature to the Sub-Lessor in the relevant jurisdiction is generally customary), and for the avoidance of doubt, any decision of a court which discloses a state of law such that any practice, concession, official direction or other statement of policy or interpretation lawfully made by any authority, organisation or agency referred to above ceases to be applicable or correct shall be deemed to be a withdrawal or abolition thereof;

      "CHARTER" means the bareboat charter dated 1 November 2002 and entered into between the Sub-Lessor and the Charterer in respect of the Rig as that bareboat charter may be amended from time to time or, as the case may be, any other bareboat charter which the Sub-Lessor or the Charterer may enter into from time to time in substitution therefor in accordance with the terms of the Sub-Lease;

      "CHARTERER" means GlobalSantaFe Drilling U.K. Limited, a company incorporated in Scotland with company number SC131375 having its registered office at Langlands House, Huntly Street, Aberdeen AB10 1SH or, as the case may be, any other person to whom the Sub-Lessee charters the Rig pursuant to a Charter;

      "COMPULSORY ACQUISITION" means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of the Rig by any Governmental Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition for title;

      "DEFAULT RATE" means 2% per annum over LIBOR from time to time;

      "DOLLARS" and "US$" means the lawful currency for the time being of the United States of America;

      "ENCUMBRANCE" means any mortgage, charge, assignment by way of security, pledge, hypothecation, lien, right of set-off, retention of title provision, trust or flawed asset arrangement (for the purpose of, or which has the effect of, granting security) or any other security interest of any kind whatsoever, or any agreement, whether conditional or otherwise, to create, or which has the effect of creating, any of the same, or any agreement to sell or otherwise dispose of any asset;

      "ENVIRONMENT" means:

      (a) any land including, without limitation, surface land and sub-surface strata, sea bed or river bed under any water (as defined below) and any natural or man-made structures;

      (b) water including, without limitation, coastal and inland waters, surface waters, ground waters and water in drains and sewers; and

      (c) air, including air within buildings and other natural and man-made structures above and below ground;

      "ENVIRONMENT CLAIM" means any written or oral notice from any person alleging any breach, contravention or violation of any Environmental Law or the existence of any liability or potential liability arising from any such breach, contravention or violation including, without limitation, liability to conduct, pay for or for damages in respect of, any investigation or audit, clean-up, redemption, administrative costs or charge or expense, damage to the Environment or any natural resource, property loss or damage, personal injury or any penalty, attaching or relating to the presence, emission, release or leak of any Hazardous Material in or to the Environment;

      "ENVIRONMENTAL LAW" means any or all applicable law (whether civil, criminal or administrative), common law, statute, statutory instrument, treaty, convention, regulation, directive, by-law, demand, decree, injunction, resolution, order or judgment (in each case having the force of law) and codes of practice or conduct circulars and guidance notes having legal or judicial import or effect, in each case of any Governmental Entity (whether now existing or hereafter promulgated) in any applicable jurisdiction relating to or concerning:

      (a)   pollution or contamination of the Environment;

      (b) harm, whether actual or potential, to mankind and human sense, other living organisms and ecological systems;

      (c) the generation, manufacture, processing, distribution, use (including abuse), treatment, storage, disposal, transport or handling of Hazardous Materials; and

      (d) the emission, leak, release, spill or discharge into the Environment of noise, vibration, dust, fumes, gas, odours, smoke, steam, effluvia, heat, light, radiation (of any kind), infection, electricity or any Hazardous Material and any matter or thing capable of constituting a nuisance or any actionable tort or breach of statutory duty of any kind in respect of such matters;

      "ENVIRONMENTAL PERMITS" means, in relation to any person, all or any permits, licences, consents, approvals, ruling, variance, exemption, certificates, registrations and other authorisations and the filing of all notifications, reports and assessments required under any Environmental Law in connection with the conduct of such person's business and the ownership, use, exploitation or occupation of all of its property and assets;

      "FINANCIAL INDEBTEDNESS" means any indebtedness in respect of:-

      (a) moneys borrowed;

      (b)   any debenture, bond, note, loan stock or other security;

      (c)   any acceptance or documentary credit;

      (d) receivables sold or discounted (otherwise than on a limited recourse basis);

      (e) the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

      (f)   a capital lease under FAS 13;

      (g) any currency swap or interest swap, cap or collar arrangement or any other derivative instrument provided that for the purposes of Clause 13.1(e) only the net amount payable shall be taken into account;

      (h) any amount raised under any other transaction having the commercial effect of a borrowing or raising of money; or

      (i)   any guarantee, indemnity or similar assurance in respect of any of
            (a) to (h) above.

      "FINANCIAL SCHEDULE" means Schedule 3;

      "FIXTURE" means fixed to any land so as to become in law part of that land and including, without limitation, the Rig being treated as a fixture under English law (including without limitation the Capital Allowances Act
      2001);

      "GOVERNMENTAL ENTITY" means and includes (whether having a distinct legal personality or not) (i) any national government, political sub-division thereof or local jurisdiction therein, (ii) any board, commission, department, division, organ, instrumentality, court or agency of any entity referred to in (i) above, however constituted and (iii) any association, organisation or institution (international or otherwise) of which any entity mentioned in (i) or (ii) above is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

      "GUARANTEE" means a guarantee and indemnity dated on or about the date hereof from the Guarantor in favour of the Sub-Lessor in respect of the obligations of the Sub-Lessee under this Sub-Lease and the other Lease Documents;

      "GUARANTOR" means GlobalSantaFe Corporation, a company incorporated under the laws of the Cayman Islands with its registered office c/o M&C Corporate Services Limited, PO Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands and having an office at 15375 Memorial Drive, Houston, Texas
      77079-4101, USA;

      "GUARANTOR'S GROUP" means the Guarantor and any of its Affiliates;

      "GSF STANDARD" means the standards of operation, management and maintenance which the members of the Guarantor's Group adhere to from time to time in respect of drilling units comparable to the Rig which standards are at all times comparable to the standards of a reasonably prudent operator of oil rigs of the same type, age and condition as the Rig;

      "HEAD-LEASE" means the Head-Lease Agreement dated the same date as this Sub-Lease between the Head-Lessor (as lessor) and the Sub-Lessor (as lessee) in respect of the Rig;

      "HEAD-LESSOR" means the Sub-Lessee in its capacity as lessor under the Head-Lease or any Transferee (as defined in Clause 22.2 (Sub-Lessee));

      "INDEMNIFIED PERSONS" means the Sub-Lessor, any member of the sub-Lessor Group and their respective officers, directors, agents and employees;

      "ISM CODE" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organization Assembly as Resolutions A.741(18) and A.788.19, as the same may be amended and supplemented from time to time;

      "LEASE DOCUMENTS" means this Lease, the Certificate of Acceptance, the Sub-Lease, the Certificate of Acceptance (as defined in this Sub-Lease), the Support Letter, the Guarantee, the Lessor Payment Letter, the Lessee Payment Letter and all other documents agreed in writing by the Lessor and the Lessee to be Lease Documents;

      "LEASING TERMINATION DATE" means the date on which the sub-leasing of the Rig terminates in accordance with Clause 12.2(b);

      "LOSS" or "LOSSES" means any liability, loss (including, without limitation, financial loss or liability), charge, claim, proceeding, damage, judgment, enforcement penalty, fine (including, without limitation, any penalty or fine arising under Environmental Law), fee, cost (including, without limitation, legal costs), lien, salvage, average and expense of whatsoever nature (but excluding any Tax or VAT, interest, penalty or fine in connection therewith) suffered or incurred by or imposed on any Indemnified Person from time to time in connection with this Sub-Lease or the other Lease Documents or the Rig or the transactions contemplated in this Sub-Lease or any other Lease Document;

      "NET SALE PROCEEDS" means the Sale Proceeds minus:

      (a) the costs and expenses of the sale of the Rig in accordance with clause 12 of the Head-Lease (Return of the Rig); and

      (b)   VAT Irrecoverable on Sale;

      "OPERATOR" means any Affiliate of the Guarantor which has the day to day operational control of the Rig from time to time;

      "PAYMENT ACCOUNT DETAILS" means in relation to any payment to be made under or pursuant to this Sub-Lease or any Lease Document, the name, account number, sort code, account location (being an account in the United Kingdom) and other details specified by the payee and necessary to effect payment (by electronic means of transfer) to the payee;

      "PERMITTED ENCUMBRANCE" means:

      (a)   any Sub-Lessor Encumbrance;

      (b) Encumbrances for Taxes for which the Head-Lessor or the Sub-Lessee is liable either not yet assessed or, if assessed, not yet due and payable or being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided) so long as any such proceedings do not involve any reasonable likelihood of the sale, forfeiture or loss of, or of any interest in, the Rig (or any part thereof);

      (c) Encumbrances (other than Encumbrances for Taxes) arising out of claims, judgments or awards against the Head-Lessor or the Sub-Lessee with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith (and for the payment of which adequate reserves have been made or, when required in order to pursue such proceeding, an adequate bond has been provided) and for which there shall have been secured a stay of execution pending such appeal or proceeding for review so long as any such judgment, award or proceeding does not involve any reasonable likelihood of the sale, forfeiture or loss of, or of any interest in, the Rig (or any part thereof);

      (d) any lien for salvage and any ship repairer's or outfitter's possessory lien or any lien for general average or for officers' or crew's wages not more than ten (10) Business Days outstanding arising in the ordinary course of trading or any other Encumbrance or contractual right of set-off arising by operation of law in the ordinary course of trading and in respect of obligations which are not overdue which in each case is not yet due and payable or is being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves or an adequate bond have been provided) so long as any such proceedings or the continued existence of such Encumbrance do not involve any reasonable likelihood of the sale, forfeiture or the loss of, or of any interest in, the Rig (or any part thereof);

      (e)   the Lease Documents, the Charter and the Service Contract;

      (f) any Encumbrance, the creation of which has been expressly permitted in writing by the Sub-Lessor;

      (g) any Encumbrance in respect of claims which the Sub-Lessee demonstrates to the Sub-Lessor's satisfaction are then covered by insurance so long as the same do not create a reasonable likelihood of the sale or forfeiture or loss of, or of any interest in, the Rig (or any part thereof).

      "PREMIUM" means the amount of thirty seven million Dollars
      (US$37,000,000);

      "RELEASE" means an emission, spill, release or discharge into or upon the air, surface water, groundwater, or soils of any Hazardous Materials for which the relevant person has any liability under Environmental Law, except in accordance with a valid Environmental Permit;

      "RENTAL" means each amount of rent payable in relation to the Sub-Lease Period pursuant to Clause 4 (Rentals), as determined in accordance with the Financial Schedule as adjusted from time to time;

      "RENTAL PAYMENT DATE" means:

      (a) in respect of the first Rental due under this Sub-Lease, 3rd February, 2003;

      (b) in respect of the second Rental due under this Sub-Lease, 3rd February, 2004;

      (c) in respect of the third Rental due under this Sub-Lease, 3rd February, 2005;

      (d) in respect of the fourth Rental due under this Sub-Lease, 3rd February, 2006; and

      (e) in respect of the fifth Rental due under this Sub-Lease, 5th February, 2007;

      "RENTAL PERIOD" means each period commencing on a Rental Payment Date and ending on the day before the next following Rental Payment Date or, in the case of the last such period, ending on the last day of the Sub-Lease Period;

      "REQUIRED INSURANCES" means the protection and indemnity insurance in respect of the Rig required to be maintained by the Sub-Lessee in accordance with Clause 10.1 (a);

      "REQUISITION COMPENSATION" means all sums of money or other compensation from time to time payable in respect of the Compulsory Acquisition of the Rig;

      "RIG" means the jack-up drilling unit known as "Britannia" and at the date of this Sub-Lease working over the Skiff Platform in the Southern North Sea of the United Kingdom continental shelf more fully described in
      Schedule 1, together with all equipment, furniture, and all other appurtenances owned by the Sub-Lessee in relation thereto (whether at the date of this Sub-Lease or later) but excluding consumable stores and provisions, rented equipment and equipment owned or rented by subcontractors and all replacements, renewals, improvements and substitutions (whether pursuant to the terms of this Sub-Lease or otherwise) and all additions and accessories thereto;

      "SHELL" means Shell UK Limited (trading as "Shell UK Exploration and Production");

      "SERVICE CONTRACT" means the service contract originally entered into between Shell and the Head-Lessor with a commencement date of 1 October 2001 (and novated from the Head-Lessor to the Charterer by a novation agreement dated 1 November 2002) in respect of the operation and employment of the Rig as that contract has been and may further be amended from time to time or any other service contract which the Sub-Lessee or the Charterer may enter into from time to time in substitution therefor in accordance with the terms of this Sub-Lease;

      "START DATE" means the date of execution of the Certificate of Acceptance (as that term is defined in the Head-Lease) by both the Head Lessor and the Sub-Lessor (in its capacity as lessee under the Head-Lease);

      "STAMP DUTY" means all stamp duties as levied in the United Kingdom at the date hereof and imposed by the Stamp Act 1891 including any interest, penalty, surcharge or fine payable in respect thereof;

      "SUB-LEASE" means this Sub-Lease Agreement and the words "herein", "hereunder" and similar words and expressions shall be construed accordingly;

      "SUB-LEASE PERIOD" means a period of five (5) years commencing on the Start Date (or such shorter period as may be determined in accordance with the terms of this Sub-Lease;

      "SUB-LESSOR ENCUMBRANCES" means any Encumbrance on the Rig to the extent that it is solely attributable to or arises as a result of:

      (a) claims against or affecting the Sub-Lessor (including any claim in relation to any other rig or vessel of which the Sub-Lessor is the owner or the lessee or demise charterer) and leased or chartered by it otherwise than to the Sub-Lessee or any other member of the Guarantor's Group) to the extent that it is not related to, or does not arise directly or indirectly as a result of the transactions contemplated by this Sub-Lease or any of the other Lease Documents but excluding any such claim to the extent that it is solely attributable to or arises as a result of any actions, omission, failure or breach, negligent or otherwise, of the Sub-Lessee or any other member of the Guarantor's Group; or

      (b) acts or omissions of the Sub-Lessor to the extent not contemplated, required or permitted directly or indirectly as a result of the transactions contemplated by this Sub-Lease or any of the other Lease Documents but excluding any such act or omission to the extent that it is solely attributable or arises as a result of any action, omission, failure or breach, negligent or otherwise of the Sub-Lessee or any other member of the Guarantor's Group; or

      (c) the non-payment of Taxes imposed upon the Sub-Lessor, other than those Taxes the subject of any indemnity in favour of the Sub-Lessor under the Lease Documents or where the liability to pay, or the amount of such Taxes is being disputed by the Sub-Lessee in good faith or those which are solely attributable to or arise as a result of any actions, omission, failure or breach, negligent or otherwise of the Sub-Lessee or any other member of the Guarantor's Group; or

      (d) any act or omission of the Sub-Lessor constituting a breach by the Sub-Lessor of its obligations under this Sub-Lease or the other Lease Documents to the extent that it is not solely attributable to or does not relate to or arise directly or indirectly as a result of any action, omission, failure or breach, negligent or otherwise, of the Sub-Lessee or any member of the Guarantor's Group; or

      (e) any act or omission of the Sub-Lessor which constitutes the wilful misconduct or recklessness with knowledge of the probable consequences,

      but excluding in any such case any Encumbrance which the Sub-Lessor is contesting in good faith by appropriate proceedings so long as such proceedings or the continued existence of the Encumbrance do not give rise to any reasonable likelihood of the sale, forfeiture or loss of, or of any interest in, the Rig (or any part thereof);

      "SUB-LESSOR GROUP" means the Sub-Lessor Parent and its Affiliates from time to time;

      "SUB-LESSOR PARENT" means Societe Generale, a French banking institution;

      "SUB-LESSOR'S DISPOSAL PROCEEDS" means following a sale of the Rig, the amount of Net Sale Proceeds to which the Sub-Lessor is entitled under the Head-Lease in respect of the disposal by any means of its interest in the Rig and its rights under the Head-Lease;

      "SUPPORT LETTER" means the support letter issued or to be issued by the Sub-Lessor Parent in favour of the Sub-Lessee in form and substance satisfactory to the Sub-Lessee;

      "TAXES" means all present and future taxes, levies, imposts, duties, fees or charges of any kind whatsoever including, without limitation, corporation, capital gains, income, gross receipt, franchise, transfer, sales, use, business, occupation, transaction, purchase, excise, personal property, real property, stamp, documentary, national insurance or other taxes) or any amount payable on account of or instalment payments in respect of or as security for any of the foregoing payable at the instance of or imposed by any governmental, taxing or fiscal authority whatsoever whether in the United Kingdom or elsewhere together with any penalties, additions, fines or interest relating to any of them and "TAX" and "TAXATION" and cognate expressions shall be construed accordingly;

      "TAX LIABILITY" means in respect of any person:

      (a) any liability or any increase in the liability of that person to make any payment or payments of or in respect of Tax;

      (b) the loss or setting off against income, profits or gains or against any liability to make a payment or payments of or in respect of Tax of any relief, allowance, deduction or credit (a "RELIEF") which would otherwise have been available to that person; and

      (c) the loss or setting off against any liability to make a payment or payments of or in respect of Tax of a right to repayment of Tax which would otherwise have been available to that person.

      and in any case falling within (b) or (c) above the amount that is to be treated as a Tax Liability shall be determined as follows:-

      (i) in a case which falls within (b) above and where the Relief that was the subject of the loss or setting off was or would have been a deduction from or offset against Tax, the Tax Liability shall be the amount of that Relief;

      (ii) in a case which falls within (b) above and which involves the loss of a Relief which would otherwise have been available as a deduction from or offset against gross income, profits or gains the Tax Liability shall be the amount of Tax which would (on the basis of the Tax rates current at the date of the loss and assuming that the person has sufficient gross income, profits or gains to utilise the Relief) have been saved but for the loss of the Relief;

      (iii) in a case which falls within (b) above and which involves the setting off of a Relief which would otherwise have been available as a deduction from or offset against gross income, profits or gains, the Tax Liability shall be the amount of Tax which has been or will be saved in consequence of the setting off;

      (iv) in a case which falls within (c) above, the Tax Liability shall be the amount of the repayment that would have been obtained but for the loss or setting off.

      For the purposes of this definition, any question of whether or not any right to repayment of Tax has been lost or set-off, and if so, the date on which that loss or set-off took place or would otherwise have taken place, shall be determined by the Sub-Lessor in its absolute discretion.

      "TERMINATION EVENT" means any of the events so specified in Clause 13.1 (Termination Events);

      "TERMINATION NOTICE" has the meaning given to it in Clause
      13.1(Termination Events);

      "TERMINATION PAYMENT DATE" means:

      (a) following the issue of a Voluntary Termination Notice, the date on which the Voluntary Termination Notice expires; or

      (b) where a Termination Notice has been given by the Sub-Lessor to the Sub-Lessee pursuant to Clause 13.1(Termination Payment), the date falling five (5) Business Days after the date of receipt by the Sub-Lessee of the Termination Notice;

      "TERMINATION SUM" means, with respect to any date, or amount calculated for such date in accordance with paragraph 2 (Termination Payment) of the Financial Schedule;

      "TOTAL LOSS" means:

      (a) actual or constructive or compromised or arranged or agreed total loss of the Rig; or

      (b) the destruction or damage beyond economic repair of the Rig, or the Rig being otherwise rendered or declared permanently unfit for normal use for any reason whatsoever; or

      (c) the Compulsory Acquisition or the requisition for hire (other than a requisition for hire for a temporary period not exceeding ninety
            (90) days) of the Rig; or

      (d) the hijacking, theft, seizure, detention or disappearance of the Rig resulting in loss of possession by the person authorised to have possession of it for a period of ninety (90) days or longer;

      "TOTAL LOSS DATE" means the date upon which the Rig is deemed to have become a Total Loss pursuant to Clause 11.2 (c);

      "TOTAL LOSS PAYMENT DATE" means the earliest of any of the following dates next occurring after the Total Loss Date:

      (a) the date falling one hundred and eighty (180) days after the Total Loss Date (or such later day as the Sub-Lessor may agree from time to time); or

      (b) the first Business Day after the day on which the Head-Lessor, the Sub-Lessee or any other person receives the Total Loss Proceeds or Requisition Compensation;

      "TOTAL LOSS PROCEEDS" means the proceeds of any policy or contract of insurance arising in respect of a Total Loss;

      "UKCS" means the United Kingdom Continental Shelf, being the area so described in the Continental Shelf (Designation of Areas) (Consolidation) Order 2000 and the Continental Shelf (Designation of Areas) Order 2001;

      "VAT IRRECOVERABLE ON SALE" means VAT incurred by the Lessor in connection with its sale of its interest as owner of the Rig and the Lessee's Interest which is irrecoverable owing in whole or in part to the nature of the service supplied by the Lessor in disposing of the Lessee's Interest;

      "VOLUNTARY TERMINATION" means termination of this Sub-Lease by the Sub-Lessee in accordance with Clause 13.5(Voluntary Termination);

      "VOLUNTARY TERMINATION NOTICE" has the meaning ascribed to it in Clause 13.5.

1.2 CONSTRUCTION OF TERMS. CONSTRUCTION OF TERMS. In this Sub-Lease, unless the contrary intention appears, a reference to:

(a)   (i)   an "AMENDMENT" includes any supplement, novation or re-enactment and "amended" is to be construed accordingly;

            "ASSETS" includes present and future properties, revenues and rights of every description;

            "ASSIGNEE" or "ASSIGNS" of a person shall include any person who has assumed all or some of the rights and/or obligations of the relevant person, whether by assignment, novation or otherwise;

            "AUTHORISATION" includes any authorisation, consent, approval, resolution, licence, permit, exemption, filing and registration;

            "INCLUDING" and "IN PARTICULAR" shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of the foregoing words;

            "OTHER" and "OTHERWISE" shall not be construed ejusdem generis with any foregoing words where a wider construction is possible;

            a "PERSON" includes any individual, company, corporation, firm, association, trust, unincorporated organisation or body of persons (including a partnership, joint venture or consortium), government (including any agency, department or political sub-divisions thereof), state, agency, international organisation, European Union institution, committee, department or authority or other entity whether having distinct legal personality or not or any association or partnership of two or more of the foregoing and its successors (whether of the same name or another name) and permitted assignees;

            a "REGULATION" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

            "WINDING-UP" of a person also includes the amalgamation, reconstruction, re-organisation, administration, dissolution, liquidation, merger or consolidation of that person, and any equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on its business or has assets;

      (ii) in this Sub-Lease, unless the contrary intention appears, a provision of law is a reference to that provision as amended or re-enacted;

      (iii) in this Sub-Lease reference to a Clause, a paragraph, a sub-paragraph, or a Schedule is, unless specified a reference to a clause, a paragraph, a sub-paragraph of or a schedule to this Sub-Lease as from time to time amended in accordance with the provisions of this Sub-Lease;

      (iv) a Lease Document or another document is a reference to that Lease Document or other document as amended or substituted from time to time;

(b) the index to and headings in this Sub-Lease are for convenience only and are to be ignored in construing this Sub-Lease; and

(c) in this Sub-Lease words importing the singular shall include the plural and vice versa.

1.3 If the Sub-Lessor considers that an amount paid by the Sub-Lessee under a Lease Document is capable of being avoided or otherwise set aside on the liquidation or administration of the Sub-Lessee, then that amount shall not be considered to have been irrevocably paid for the purposes of the Lease Documents.

2     LEASING OF THE RIG

2.1 QUIET ENJOYMENT. Subject to and in accordance with the terms of this Sub-Lease and subject to the due performance by the Sub-Lessee of its obligations under this Sub-Lease and the other Lease Documents to which it is a party, the Sub-Lessor irrevocably warrants and undertakes that provided that:

(a) the Sub-Lessor has no right to terminate the leasing of the Rig under this Sub-Lease; and

(b) the Head-Lessor continues to make the Rig available to the Sub-Lessor in accordance with the Head-Lease,

      the Sub-Lessee will, throughout the Sub-Lease Period, be entitled peaceably to hold and use the Rig without interference from the Sub-Lessor or any person acting through the Sub-Lessor subject to the rights of the Charterer under the Charter and the rights of the Operator.

2.2 AGREEMENT TO LEASE. Subject to and in accordance with the terms of this Sub-Lease, the Sub-Lessor agrees to let the Rig to the Sub-Lessee and the Sub-Lessee agrees to take the Rig on lease from the Sub-Lessor for the Sub-Lease Period. The sub-lease of the Rig is subject to the Charter and to the Service Contract and to the rights of the Charterer and the Operator.

3     COMMENCEMENT OF SUB-LEASE PERIOD

3.1 COMMENCEMENT OF SUB-LEASE PERIOD. The Sub-Lease Period shall commence immediately following the commencement of the Lease Period under the Head-Lease.

3.2 DELIVERY. Delivery of the Rig by the Sub-Lessor to the Sub-Lessee under this Sub-Lease and acceptance thereof by the Sub-Lessee shall, without any action on the part of the Sub-Lessor, be deemed to take place immediately upon commencement of the Sub-Lease Period.

3.3 CERTIFICATE OF ACCEPTANCE. Immediately following the commencement of the Sub-Lease Period, the Sub-Lessor and the Sub-Lessee will both execute the Certificate of Acceptance. Execution of the Certificate of Acceptance by the Sub-Lessor and the Sub-Lessee shall without further act be irrevocable evidence that the Sub-Lessee:

(a) has found the Rig to be complete, in good order and condition, of satisfactory quality, fit for any purpose for which it is intended or required and in every way satisfactory; and

(b) has accepted delivery of and has irrevocably and unconditionally accepted the Rig.

4     RENTALS

4.1 The Sub-Lessee shall throughout the Sub-Lease Period, without demand, pay to the Sub-Lessor the five instalments of Rental on the appropriate Rental Payment Date.

5     PAYMENTS

5.1 PAYMENTS. Wherever in this Sub-Lease provision is made for the payment by one party to another, such payment will be effected by crediting the account specified in the Payment Account Details of the party entitled to payment in immediately available cleared funds on or before the due date for payment. All payments shall be made without any set-off, counterclaim deduction or withholding (subject to the provisions of Clause 6 (Withholding)). All payments by the Sub-Lessee to the Sub-Lessor in accordance with this Agreement shall be made from an account in the United Kingdom.

5.2 INTEREST ON OVERDUE AMOUNTS. If any payment due from the Sub-Lessee to the Sub-Lessor under this Sub-Lease is not paid on the due date, or if the Sub-Lessor makes any payment under the powers conferred on it, the Sub-Lessee shall, without prejudice to the Sub-Lessor's other rights and remedies, pay on demand interest thereon at the Default

      Rate (as well after as before judgment) from and including such due date, or the date of payment by the Sub-Lessor, to, but excluding, the date of actual payment. Such interest shall accrue on a daily basis, assuming a year of three hundred and sixty (360) days, and be compounded monthly.

5.3 BUSINESS DAYS. If a payment under this Sub-Lease is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

5.4 VAT. All payments due to the Sub-Lessor under this Sub-Lease are calculated without regard to VAT which, if applicable, will be added at the appropriate rate. If any VAT is due, the Sub-Lessee shall pay to the Sub-Lessor such VAT together with any interest and penalties thereon on demand by the Sub-Lessor, such demand to be made no earlier than such date as shall be reasonably necessary to enable the VAT to be paid on the last date for the payment of such VAT to avoid incurring interest and penalties. The Sub-Lessor shall promptly provide the Sub-Lessee with a valid VAT invoice in respect of each supply made under this Sub-Lease by the Sub-Lessor and such invoice shall comply with all relevant laws and regulations relating to VAT (including, in particular, Part III of the Value Added Tax Regulations 1995 (as amended)).

5.5 INCORRECT VAT. If the Sub-Lessee pays the Sub-Lessor an amount in respect of VAT under Clause 5.4 (VAT) and HM Customs and Excise ("CUSTOMS") rules that all or part of it was not properly chargeable (an "INCORRECT VAT CHARGE") the party receiving the ruling shall immediately notify the other of it and, the Sub-Lessor shall pay to the Sub-Lessee no later than five
      (5) Business Days after such notification an amount equal to that incorrect VAT charge together with any interest paid by Customs in respect of such Incorrect VAT Charge.

5.6 AMOUNTS PAYABLE BY SUB-LESSEE. All amounts payable by the Sub-Lessee under this Lease by way of indemnity or reimbursement of any Losses, Taxes and the like incurred or suffered by any Indemnified Person are payable in the currency in which the Loss, Tax or other like amount was incurred or suffered.

5.7 CURRENCY. All other amounts payable under this Lease are, except as otherwise provided in this Lease, payable in Dollars and shall be made for value on the due date.

5.8 TIME OF THE ESSENCE. Punctual payment of amounts due from the Sub-Lessee and timely performance by the Sub-Lessee of each of its obligations under this Sub-Lease shall, subject to any time periods specified in paragraph
      (a) or (c) of Clause 13.1 (Termination Events) be of the essence and are conditions of this Sub-Lease.

5.9 PAYMENTS UNCONDITIONAL. The Sub-Lessee's obligation to pay Rentals and make other payments, and perform any obligations owed to the Sub-Lessor pursuant to or in connection with this Sub-Lease shall be absolute and unconditional and shall not be affected by and shall be irrespective of any contingency whatsoever including (but not limited to):

(a) any right of set-off, counterclaim, recoupment, defence, deduction or other right;

(b) any unavailability of the Rig for any reason, including, but not limited to, requisition thereof, or any prohibition or interruption of or other restriction against the Sub-Lessor's, the Sub-Lessee's, the Charterer's or any other person's use, operation or possession of the Rig, any interference with such use, operation or possession or failure to deliver any part of the Rig or any lack or invalidity of title or any other defect in the title, suitability, seaworthiness, satisfactory quality, merchantability, fitness for any purpose, condition, appearance, safety, design, or operation of any kind or nature of the Rig, or the ineligibility of the Rig for any particular use or trade, or for want of registration or the absence or withdrawal of any permit, licence, authorisation or other documentation required under the applicable law of any relevant jurisdiction for the ownership, leasing, use, operation or location of the Rig, or (subject to Clause 11.3 (Confirmation of Sub-Lease Period)) the Total Loss of, or any damage to, the Rig or any part thereof;

(c) any insolvency, bankruptcy, winding-up, administration, reorganisation, reconstruction, arrangement, readjustment or rescheduling of debt, dissolution, liquidation or similar proceedings by or against the Sub-Lessor, the Sub-Lessee, the Guarantor, the Sub-Lessor Parent or any other person (whether a party to any Lease Document or not);

(d) any validity or unenforceability or lack of due authorisation of, or other defect in, this Sub-Lease or any of the other Lease Documents or any particular provision hereof or thereof;

(e) any failure or delay on the part of any party, whether with or without fault on its part, duly to perform or comply with its obligations under this Sub-Lease or any of the other Lease Documents; and

(f) any other case which but for this provision would or might have the effect of terminating or in any way affecting any obligation of the Sub-Lessee hereunder,

      (but without prejudice to the rights of the Sub-Lessee to damages or specific performance or any other injunctive relief in respect of this Sub-Lease or any of the other Lease Documents).

6     WITHHOLDING

6.1 PAYMENTS. All sums payable to the Sub-Lessor pursuant to or in connection with this Sub-Lease and any other Lease Document or any other document contemplated by or entered into pursuant to either the Sub-Lease or any other Lease Document as appropriate shall be paid free and clear of all deductions or withholdings whatsoever in respect of Taxes unless required by applicable law.

6.2 GROSS-UP. If the Sub-Lessee is required by applicable law to make a deduction or withholding in respect of Taxes from any amount due under this Sub-Lease the Sub-Lessee shall:

      (a) ensure or procure that the deduction or withholding is made and that it does not exceed the minimum legal requirement therefor;

      (b) pay, or procure the payment of the full amount deducted or withheld to the relevant Taxation or other authority in accordance with the applicable law;

      (c) and such deduction or withholding arises as a result of (x) a Change of law, or (y) the Rig being or becoming a Fixture, increase the payment in respect of which the deduction or withholding is required so that the net amount received by the Sub-Lessor after the deduction or withholding (and after taking account of any further deduction or withholding which is required to be made which arises as a consequence of the increase) shall be equal to the amount which the Sub-Lessor would have been entitled to receive in the absence of any requirement to make a deduction or withholding; and

(d) promptly deliver or procure the delivery to the Sub-Lessor of appropriate receipts evidencing the deduction or withholding which has been made;

      PROVIDED THAT if the Sub-Lessor determines, in its absolute discretion, that it has received, realised, utilised and retained a Tax benefit by reason of any deduction or withholding in respect of which the Sub-Lessee has made an increased payment under this Clause 6.2, the Sub-Lessor shall, provided it has received all amounts which are then due and payable by the Sub-Lessee under any of the provisions of this Sub-Lease, pay to the Sub-Lessee (to the extent that Sub-Lessor can do so without prejudicing the amount of that benefit and the right of the Sub-Lessor to obtain any other benefit, relief or allowance which may be available to it) such amount, if any, as the Sub-Lessor in its absolute discretion, shall determine will leave the Sub-Lessor in no better and no worse position than the Sub-Lessor would have been in if the deduction or withholding had not been required;

      PROVIDED FURTHER THAT:

      (i) the Sub-Lessor shall have an absolute discretion as to the time at which and the order and manner in which it realises or utilises any Tax benefit;

      (ii) the Sub-Lessor shall not be obliged to disclose any information regarding its business, Tax affairs or Tax computations or those of any member of the Sub-Lessor Group;

      (iii) if the Sub-Lessor has made a payment to the Sub-Lessee pursuant to this Clause 6.2 on account of any Tax benefit and it subsequently transpires that the Sub-Lessor did not receive that Tax benefit, or received a lesser Tax benefit, the Sub-Lessee shall pay on demand to the Sub-Lessor such sum as the Sub-Lessor may, in its absolute discretion, determine is necessary to restore the after-Tax position of the Sub-Lessor to that which it would have been had no adjustment under this proviso (iii) been necessary;

      (iv) the Sub-Lessor shall not be obliged to make any payment under this Clause 6.2 if, by doing so, it would contravene the terms of any applicable law or any notice, direction or requirement of any governmental or regulatory authority (whether or not having the force of law),

6.3 TREATY RELIEF. If the Sub-Lessee requests the Sub-Lessor, in writing, to make an appropriate application in writing to an appropriate Tax authority pursuant to the provisions of a double tax treaty for relief (whether in whole or in part) in respect of any deduction or withholding on account of Taxes required by law, the Sub-Lessor shall, PROVIDED THAT the Sub-Lessor is indemnified to its satisfaction in respect of any costs, expenses, damages or claims it may incur or suffer in connection therewith, take such action as the Sub-Lessee shall reasonably request to make such application to an applicable Tax authority. The Sub-Lessor shall be under no obligation to appeal, contest or dispute any decision, ruling or determination by that Tax authority that the provisions of the double tax treaty in respect of which the application referred to in this Clause is made do not apply to the deduction or withholding on account of Taxes in respect of which that application is made. If the Sub-Lessor subsequently obtains a repayment (whether in whole or in part) of such deduction or withholding from that Tax authority in circumstances where Sub-Lessee has made an increased payment under Clause 6.2 the Sub-Lessor shall, provided that the Sub-Lessor has received all amounts which are then due and payable by the Sub-Lessee under any of the provision of this Sub-Lease pay to the Sub-Lessee such amount of the repayment as the Sub-Lessor considers, in its absolute discretion, will leave the Sub-Lessor in no worse position than the Sub-Lessor would have been in if the deduction or withholding had not been required.

7     LOCATION, USE AND MAINTENANCE OF RIG

7.1   LOCATION AND MOVEMENT OF THE RIG.

(a) The Sub-Lessee will not move the Rig outside the UKCS (except as may be required for repair and maintenance) without the prior written consent of the Sub-Lessor, such consent not to be unreasonably withheld in the case of re-deployment of the Rig to another sector of the North Sea which (in respect of operational, environmental and pollution liabilities) the Sub-Lessor considers, acting reasonably, creates no materially greater risk of potential liability for the Sub-Lessor than that of the UKCS at the time of such proposed re-deployment.

(b) Subject to Clause 7.1(a), the Sub-Lessee shall notify the Sub-Lessor at least thirty (30) days before moving the Rig from the territorial waters of UKCS (or from any other location to which the Rig may be moved following a notification to the Sub-Lessor pursuant to this Clause 7.1(b)), such notification to specify the place to which the Rig is to be moved and the jurisdictions through which the Rig will pass in its proposed voyage.

(c) On reasonable request from time to time, the Sub-Lessee shall provide written confirmation to the Sub-Lessor of the current location of the Rig.

7.2 MAINTENANCE. The Sub-Lessee shall throughout the Sub-Lease Period maintain the Rig in good working order and fit for the purpose for which it is employed and shall carry out all necessary maintenance and repair in accordance with the GSF Standard.

7.3 SAFETY AND OPERATION. The Sub-Lessee shall take such steps as are reasonably practicable to ensure that the Rig and all constituent parts thereof will be safe and without risk to health when in use and that the Rig is not operated beyond its specified or recommended limits or capacity. To this end and without prejudice to the generality of the foregoing, the Sub-Lessee shall ensure that any defects in the Rig which could be or cause a danger to safety and a risk to health are repaired and made good in accordance with the GSF Standard. For this purpose the Sub-Lessee shall cause the Rig to be inspected regularly and its various systems tested PROVIDED THAT such inspection and testing will only be carried out in accordance with and at the interval specified in the Sub-Lessee's maintenance schedule for the Rig and otherwise in accordance with the GSF Standard. The Sub-Lessee shall also take all steps to ensure that appropriate safety measures are adopted and all provisions of all applicable laws, codes and regulations relating to the Rig are complied with.

7.4 AUTHORISATIONS. The Sub-Lessee shall obtain and keep in full force and effect throughout the Sub-Lease Period, at no cost to the Sub-Lessor, all permissions, licences and other authorisations which may from time to time be required in connection with the ownership, possession, use or operation of the Rig.

7.5 COSTS AND EXPENSES. the Sub-Lessee will ensure that throughout the Sub-Lease Period and subject to Clause 8.4 (Notification), all debts, costs, expenses, losses, liabilities, premiums, calls, contributions, penalties, charges, fines, recourses, duties, Taxes, rents, rates, and registration charges and other outgoings which during the Sub-Lease Period give or may give rise to any Encumbrance (other than any Permitted Encumbrances) are promptly paid in full in relation to the Rig.

7.6 MANAGEMENT OF THE RIG. The Rig will at all times be managed in accordance with the GSF Standard.

7.7 ENVIRONMENTAL LAWS. The Sub-Lessee will and will procure that the Operator will:

(a) comply with all Environmental Laws which are applicable to the Rig, (including, without limitation, obtaining, complying with and maintaining in full force and effect all Environmental Permits required from time to time and all requirements relating to manning, submission of oil spill response plans and designation of qualified individuals) which might reasonably be expected to, or failure to comply with or maintain might, have a material adverse effect on the rights or interests of the Sub-Lessor (it being acknowledged that without prejudice to the generality of the foregoing, if the same would involve the Sub-Lessor in any material civil liability or any criminal liability, then the same shall be deemed to materially and adversely affect the rights and interests of the Sub-Lessor) or on the ability of the Sub-Lessee to fulfil its obligations under the Lease Documents;

(b) conduct and complete all reasonably necessary investigations, studies, sampling, audits and testings required in connection with any known (or threatened) material Release of Hazardous Materials; and

(c) promptly upon the occurrence of any of the following events, provide to the Sub-Lessor a certificate specifying in detail the nature of the event concerned:

      (i) the receipt of any Environmental Claim (made or threatened) against the Rig, the Sub-Lessor, the Sub-Lessee or the Operator or which is in relation to or is caused by or is in connection with the Rig and which the Lessee is obliged under any applicable law to report to any Governmental Entity; and

      (ii) any revocation, suspension, amendment, variation, withdrawal or refusal to grant any Environmental Permit or any requirement relating to manning, submission of oil response plans and designation of qualified individuals; or

      (iii) any (or any threatened) material release of Hazardous Materials,

      which might reasonably be expected to have a material adverse effect of the nature referred to in paragraph (a) above.

7.8 OBSTRUCTION. The Sub-Lessee shall pay all charges and expenses of every kind and nature whatsoever incidental to the use and operation of the Rig and, if the Rig or any part thereof becomes a wreck or an obstruction to navigation, any costs and expenses arising which may be incurred by or made or asserted against the Sub-Lessor in connection with or as a consequence of the removal or destruction of the wreck or obstruction. The Sub-Lessee shall be entitled to take action to contest or avoid any charges or expenses subject to and in accordance with Clause 14.4 (Defence of Claims), mutatis mutandis.

7.9 PERFORMANCE. For as long as the Rig is subject to the Charter or thereafter sub-chartered to any member of the Guarantor's Group, the Sub-Lessee will procure that the Charterer or any future sub-charterer, as the case may be, will perform the obligations of the Sub-Lessee under this Sub-Lease which relates to operational, maintenance and management issues. Such performance will constitute pro tanto satisfaction of the Sub-Lessee's obligations under this Sub-Lease. For the avoidance of doubt, this Clause 7.9 shall not operate to waive or impair any obligation of the Sub-Lessee under this Sub-Lease, which shall continue in full force and effect.

7.10  COMPLIANCE WITH LAWS.  The Sub-Lessee will:

(a) ensure that the Rig is used solely in the conduct of its or the Operator's business in compliance with all applicable laws, treaties or conventions (and all rules and regulations issued thereunder), including but not limited to the ISM Code to the extent applicable and all Environmental Laws ("APPLICABLE LAWS") and will ensure that the Rig complies with all Applicable Laws; and

(b)   not cause or permit the Rig to be:

      (i)   operated in any manner contrary to any Applicable Law; or

      (ii) employed in any trade or business which is unlawful under any Applicable Law.

7.11 ACCOUNTS AND FINANCIAL INFORMATION. The Sub-Lessee shall provide to the Sub-Lessor:

(a)   a copy of its annual audited accounts for each of its financial years; and

(b) (or, as the case may be, shall procure that there is provided to the Sub-Lessor) such reasonably available financial information relating to the Sub-Lessee as the Sub-Lessor may reasonably request from time to time.

7.12  SUB-CHARTERING.

(a) The Sub-Lessee shall be entitled to sub-lease or sub-charter the Rig to any person or otherwise employ the Rig without the prior consent of the Sub-Lessor.

(b) The sub-leasing, sub-chartering or other employment of the Rig by the Sub-Lessee to any person will not in any way release the Sub-Lessee from its obligations under this Agreement or the other Lease Documents.

8     PROTECTION OF THE SUB-LESSOR'S INTERESTS

8.1 NO AUTHORITY TO CREATE ENCUMBRANCES. The Sub-Lessee will not and will procure that each of the Charterer and any other Operator will not:

(a) pledge the credit of the Sub-Lessor or any member of the Sub-Lessor Group for the repair of the Rig or otherwise;

(b) create, purport to create or, subject to Clause 8.2 (Arrest or Detention), permit to subsist any Encumbrance on, over or with respect to the Rig (other than Permitted Encumbrances);

(c) sell, attempt to sell or, otherwise dispose of, the Rig or any interest therein, or purport so to do without the previous written consent of the Sub-Lessor or unless the requirements of Clause 22.2 are satisfied; or

(d) part with possession of the Rig other than in accordance with Clause 7.12 (Sub-chartering) and except as may be required for repair and maintenance.

8.2   ARREST AND DETENTION. If the Rig is at any time during the Sub-Lease
      Period:

(a) arrested, seized, taken into custody or otherwise detained by any person or by any court or other tribunal or by any Governmental Entity (other than by a Compulsory Acquisition or any requisition for hire or by reason of a Sub-Lessor's Encumbrance); or

(b) subjected to distress or other legal proceedings by reason of any process, claim, the exercise of any rights conferred by an Encumbrance or by any other action whatsoever (other than by reason of a Sub-Lessor's Encumbrance), the Sub-Lessee shall procure the release of the Rig from such arrest, seizure or detention within twenty-one (21) days of receiving notice thereof by providing bail or otherwise as the circumstances may require. The Sub-Lessor acknowledges and accepts that the Sub-Lessee shall, unless and until a Termination Event shall have occurred which is continuing, have the sole right to contest any litigation, arbitration or administrative proceedings in respect of the foregoing subject to and in accordance with Clause 14.4 (Defence of Claims), mutatis mutandis.

8.3 INFORMATION CONCERNING THE RIG. The Sub-Lessee undertakes with the Sub-Lessor that, from the Start Date and throughout the Sub-Lease Period it will promptly furnish the Sub-Lessor with all such information as the Sub-Lessor may from time to time reasonably request in writing regarding the Rig, its insurance, condition, maintenance, position and employment.

8.4 NOTIFICATION. The Sub-Lessee shall notify the Sub-Lessor in writing promptly at the Sub-Lessee's cost and expense of:

(a) any occurrence in consequence whereof the Rig has become or is, in the reasonable opinion of the Sub-Lessee, likely to become a Total Loss;

(b) any material assistance which has been given to the Rig which has resulted or may result in a lien for salvage being acquired over the Rig;

(c) the requisition for hire, requisition for title, sequestration, forfeiture, any Compulsory Acquisition whatsoever, hijacking, theft, seizure or detention at any time of the Rig; and

(d) any event which occurs in connection with the Rig which, in the reasonable opinion of the Sub-Lessee, affects or might affect the rights of the Sub-Lessor in the Rig or involves or might involve any material loss or liability to or of the Sub-Lessor.

8.5 NOTICE OF LEASE. The Sub-Lessee shall place and keep or procure that there is placed and kept prominently displayed in the control room of the Rig throughout the Sub-Lease Period a framed printed notice in plain type in English of such size that the paragraph of reading matter shall cover a space of not less than six (6) inches wide by nine (9) inches high, reading substantially as follows:

      "NOTICE OF LEASE"

      "This Rig is the property of GlobalSantaFe Drilling Company (North Sea) Limited (in such capacity, the "LESSOR") and is subject to a head lease granted by the Lessor to Sogelease B.V. (the "LESSEE"). This Rig is subject to a sub-lease granted by the Lessee to GlobalSantaFe Drilling Company (North Sea) Limited (in such capacity, the "SUB-LESSEE").

      Neither the Lessor, the Sub-Lessee, nor any manager, nor any servant or agent of them has any authority whatsoever to contract on behalf of the Lessee or to pledge the credit of the Lessee or the involvement of the Lessee in any liability whatsoever.

      Under the terms of the Head-Lease and the Sub-Lease the Lessee has no operational responsibility for the Rig."

      The Sub-Lessee undertakes not to remove or cover up that notice.

8.6 PRIORITY. The Sub-Lessee hereby covenants that it will procure that its obligations under the Lease Documents will rank at least pari passu with its other present and future unsecured and unsubordinated obligations, except for those obligations which are mandatorily preferred by law in England.

8.7 NOTIFICATION OF TERMINATION EVENT. The Sub-Lessee undertakes with the Sub-Lessor that, from the date of this Sub-Lease and throughout the Sub-Lease Period, to promptly notify the Sub-Lessor of the occurrence of any Termination Event or any event which would with the lapse of time or giving of any notice result in a Termination Event promptly upon becoming aware thereof.

8.8 SUB-LESSOR'S ENCUMBRANCES. The Sub-Lessor will not create or, subject to Clause 8.9 (Arrest following a Sub-Lessor's Encumbrance) purport to create or permit to subsist any Sub-Lessor's Encumbrances on, or over or with respect to the Rig.

8.9 ARREST FOLLOWING A SUB-LESSOR'S ENCUMBRANCE. If the Rig is at any time during the Sub-Lease Period:

(a) arrested, seized, taken into custody or otherwise detained by any person or by any court or other tribunal or by any Governmental Entity by reason of a Sub-Lessor's Encumbrance; or

(b) subjected to distress or other legal proceedings by reason of any process, claim, the exercise of any rights conferred by a Sub-Lessor's Encumbrance,

      the Sub-Lessor shall procure the release of the Rig from such arrest, seizure or detention within twenty-one (21) days of receiving notice thereof by providing bail or otherwise as the circumstances may required.

9     EXCLUSION OF LIABILITY

9.1 NO REPRESENTATION IN RESPECT OF THE RIG. It is expressly agreed and acknowledged that no term, condition, warranty or representation of any kind whatsoever (express or implied) is or has been given by or on behalf of the Sub-Lessor in respect of the Rig (or any part thereof). All terms, conditions, warranties and representations (express or implied and whether statutory, collateral hereto or otherwise) relating to the Rig, its title specification, age, quality, description, seaworthiness, satisfactory quality or as to its fitness for any purpose are, to the extent permitted by applicable law, hereby expressly excluded and the Sub-Lessee acknowledges that it is sub-leasing the Rig on an "as is where is" basis and the Sub-Lessee has been solely responsible for selecting the Rig and agreeing the specification of the Rig with the manufacturer or supplier relying on its own skill and judgment.

9.2 NO AGENCY. The Sub-Lessee acknowledges that no person not actually in the employ of the Sub-Lessor is or is deemed to be the agent or entitled to act on behalf of, or make any representation or warranty binding on, the Sub-Lessor.

9.3 NO LIABILITY FOR LOSS. The Sub-Lessor shall not be liable (in contract, tort or otherwise) for any claim, damage, liability, or loss (including consequential loss) or expense of any kind arising directly or indirectly in connection with the Rig (or any part thereof) or from any delay in delivery of or failure to deliver the Rig, any defect or deficiency in, or inadequacy or unsuitability of, the Rig (or any part thereof) or its use, performance, servicing or repair; PROVIDED THAT nothing contained herein shall exclude any liability of the Sub-Lessor:

(a) in respect of any claim, damage, liability or loss arising solely as a result of the negligence or wilful misconduct of the Sub-Lessor; or

(b) for death or personal injury caused by the Sub-Lessor's negligence to the extent that such exclusion is prohibited by statute.

9.4 NO OBLIGATION TO REPLACE. The Sub-Lessor shall have no obligation to supply to the Sub-Lessee any replacement for the Rig (or any part thereof) if the same is, either on delivery or thereafter defective, lost, damaged, unusable or unavailable for any reason and the Sub-Lessee shall not (other than by the express terms of this Sub-Lease) be entitled to any remission of, or be released from any obligation to pay, Rentals or any other payments hereunder by reason thereof.

9.5 REASONABLENESS OF TERMS. The Sub-Lessor and the Sub-Lessee acknowledge that they have each carefully considered this Clause 9 (Exclusion of Liability) and the exclusions and limitations contained within it and the Sub-Lessee agrees that the limitations on liability and exclusions of liability set out in this Clause 9 (Exclusion of Liability) are reasonable having regard to the terms and conditions of this Sub-Lease generally and the transactions contemplated by the Lease Documents as a whole.

10    INSURANCE

10.1 INSURANCES IN RESPECT OF THE RIG. The Sub-Lessee will throughout the Sub-Lease Period:

(a) insure and keep the Rig insured free of cost and expense to the Sub-Lessor against protection and indemnity risks (including oil pollution liability) on terms and conditions taking into account customary insurance market practice taken out for offshore rigs of the same type, size and age as the Rig and otherwise in accordance with the practice from time to time of prudent owners of similar types of offshore rigs as the Rig for an aggregate limit of cover of not less than two hundred million Dollars (US$200,000,000) per occurrence;

(b) effect the Required Insurances with reputable insurance companies or underwriters or mutual insurance associations or clubs as the Sub-Lessor shall from time to time approve in writing such approval not to be unreasonably withheld or delayed;

(c) each policy or entry maintained by the Sub-Lessee in accordance with the provisions of Clause 10.1(a) shall:

      (i) contain an endorsement reflecting the interest of the Sub-Lessor in the Rig or otherwise cover the Sub-Lessor in respect of claims which may be forthcoming thereunder; and

      (ii) be in the name of the Sub-Lessee and shall further name the Sub-Lessor as additional assured save that it shall provide that the Sub-Lessor shall not be liable for any premiums, calls, contributions or other sums payable in respect of each such policy;

(d) punctually pay all premiums, calls, contributions or other sums payable in respect of the Required Insurances;

(e) notify the Sub-Lessor at least fourteen days before the relevant policies, contracts or entries expire and confirm in writing to the Sub-Lessor as and when renewals of insurances complying with Clause 10.1(a) have been effected;

(f) arrange for the execution and delivery of such guarantees or indemnities as may from time to time be required by any protection and indemnity association;

(g) procure that any insurance company, mutual insurance association or club with whom the Required Insurances are placed shall furnish the Sub-Lessor with a copy of the certificate of entry and a letter or letters of undertaking in such form as shall from time to time be reasonably required by the Sub-Lessor having regard to current market practice at the time of issue of any such letter of undertaking;

(h) provide the Sub-Lessor, promptly upon request by the Sub-Lessor of the same, with copies of all certificates of insurances or entries issued by the relevant insurers evidencing that the insurances have been effected by the Sub-Lessee in compliance with this Clause 10;

(i) advise the Sub-Lessor promptly of any material alterations to any Required Insurances that would or might affect the Sub-Lessor or any Indemnified Person and any act, omission or event of which the Sub-Lessee has knowledge which would or might render invalid or unenforceable any of the Required Insurances in whole or in part (including, without any limitation, any cancellation of any Required Insurances);

(j) take all necessary action and comply with all requirements which may from time to time be applicable to the Required Insurances (including, without limitation, the making of all requisite declarations within any prescribed time limits and the payment of any additional premiums or calls) so as to ensure that the Required Insurances are not made subject to any exclusions or qualifications to which the Sub-Lessor has not given its prior written consent and are otherwise maintained on terms and conditions from time to time approved in writing by the Sub-Lessor (acting reasonably);

(k) comply with the terms and conditions of the Required Insurances, not do, consent to or permit any act or omission which might invalidate or render unenforceable the whole or any part of the Required Insurances and not (without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe) employ the Rig or permit the Rig to be employed otherwise than in conformity with the terms of the insurances;

(l) where it is a requirement of any applicable law or of the Required Insurances that any declarations are made or any certificates, returns or forms filed with any Governmental Entity or any of the insurers for the Rig from time to time in connection with the location or operation of the Rig in the territorial waters of, any country or state, promptly (and within any applicable time limits) complete and submit to the relevant Governmental Entity or, as the case may be, the relevant insurers all such declarations, certificates, returns and forms;

(m) supply to the Sub-Lessor all necessary assistance which may be required by the Sub-Lessor in connection with making any claim under the Required Insurances; and

(n) procure that the Required Insurances do not have an excess or deductible exceeding an amount which would be unacceptable to a reasonably prudent operator of rigs similar to the Rig, having regard to the insurance market conditions from time to time and any insurer will provide an annual certificate that in their opinion the level of deductible on the Required Insurances is consistent with that which is being obtained by owners/operators of other rigs similar to the Rig (having regard to the insurance market conditions at the time of the relevant certificate; and

(o) not, without the prior written consent of the Sub-Lessor, take out additional insurances for the Sub-Lessee's sole benefit, or permit the Sub-Lessee or the Sub-Lessor to be named insured in insurances with respect to the Rig, other than as required under this Sub-Lease, where such additional insurances will or may prejudice the Required Insurances or recovery thereunder or will exceed the amount permitted by the warranties or other conditions of the Required Insurances (unless the insurers under the Required Insurances have consented thereto).

10.2 THIRD PARTY CLAIMS. Any insurance moneys paid under the Required Insurances shall be paid to the person to whom the liability (or alleged liability) covered by such insurances or entry was incurred or, if the liability (or alleged liability) to such person has previously been discharged by the Sub-Lessee such moneys shall be paid to the Sub-Lessee in reimbursement of the moneys so expended by it in satisfaction of such liability or alleged liability and, in such case, the Sub-Lessor shall pay any insurance moneys received by it in respect of such liability or alleged liability to the Sub-Lessee upon the Sub-Lessee furnishing evidence to the Sub-Lessor that such liability or alleged liability has previously been discharged.

10.3 APPLICATION OF OTHER INSURANCE PROCEEDS. Insurance payments which arise from any policy of insurance carried by the Sub-Lessee or any requisition or other compensation in place of such insurance payments, other than the Required Insurances, shall be paid to the Sub-Lessee; the Sub-Lessor shall have no right or interest in or in respect of such insurance policies or the proceeds thereof.

11    LOSS, DAMAGE AND REQUISITION

11.1 RISK. The Rig shall throughout the Sub-Lease Period be in every respect at the risk of the Sub-Lessee who shall bear all risks howsoever arising whether of navigation, operation and maintenance of the Rig or otherwise and, subject to Clause 2.1 (Quiet Enjoyment), of any other occurrence of whatever kind which shall deprive the Sub-Lessee of the use, possession or enjoyment thereof.

11.2  TOTAL LOSS.

(a) In the event of a Total Loss of the Rig, the Sub-Lease Period and the Sub-Lessee's obligation to pay future Rentals under this Sub-Lease, save as otherwise provided in this Sub-Lease shall cease on the Total Loss Payment Date (without prejudice to the obligations of the Sub-Lessee to pay to the Sub-Lessor all sums which are then due and unpaid or which may become due or be ascertained under any paragraph of the Financial Schedule) and the Sub-Lessee shall on the Total Loss Payment Date pay to the Sub-Lessor an amount as rental which is the aggregate of the Termination Sum for the Total Loss Payment Date and all other moneys due and payable by the Sub-Lessee under the terms of this Sub-Lease.

(b) The foregoing obligations of the Sub-Lessee shall apply even if moneys are not payable or have not been received under the insurances, even if the said compensation is not payable or have not been received and regardless of the cause of the Total Loss.

(c) For the purposes of this Sub-Lease, a Total Loss shall be deemed to have occurred:

      (i) in the case of an actual total loss of the Rig, at noon (London time) on the actual date and at the time the Rig was lost or, if such date is not known, on the day on which the Rig was last reported;

      (ii) in the case of a constructive total loss of the Rig, upon the date and at the time notice of abandonment of the Rig is given to the insurers of the Rig for the time being (provided a claim for such constructive total loss is admitted by the insurers) or, if the insurers do not admit such a claim, at the date and at the time at which a constructive total loss is subsequently adjudged by a competent court of law to have occurred;

      (iii) in the case of a compromised or arranged total loss, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of the Rig;

      (iv) in the case of Compulsory Acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

      (v) in the case of hijacking, theft, condemnation, confiscation, capture, detention, seizure of the Rig (other than where the same amounts to Compulsory Acquisition of the Rig) by any Governmental Entity, or by persons purporting to act on behalf of any Governmental Entity, which deprives the Sub-Lessee of the use of the Rig for more than one hundred and eighty (180) days, upon the expiry of the period of one hundred and eighty (180) days after the date upon which the relevant hijacking, theft, condemnation, confiscation, capture, detention or seizure occurred.

11.3 CONTINUATION OF SUB-LEASE PERIOD. The Sub-Lessee shall continue to pay Rental on the days and in the amounts required under this Lease notwithstanding that the Rig shall become a Total Loss, or if for any reason the Sub-Lessee shall be permanently deprived of her use prior to the end of the Sub-Lease Period, PROVIDED ALWAYS THAT no further instalments of Rental shall become due and payable after the date on which all sums due under Clause 11.2(a) shall have been paid in full and the Sub-Lease Period shall terminate on the date of such final payment.

11.4 APPLICATION OF REQUISITION COMPENSATION. In the event of the Compulsory Acquisition of the Rig, any Requisition Compensation received by the Sub-Lessor shall be paid to the Sub-Lessee.

11.5  NOTICE OF ABANDONMENT.

(a) The Sub-Lessee shall have the sole right to determine whether or not a case has arisen for the giving of notice of abandonment to abandon the Rig to the insurers and/or claim a constructive total loss and the Sub-Lessee is hereby irrevocably authorised by the Sub-Lessor to give the same if it so determines.

(b) The Sub-Lessor shall upon the request of the Sub-Lessee promptly execute such documents as may be required to enable the Sub-Lessee to abandon the Rig to the insurers and/or claim a constructive total loss and the Sub-Lessor shall give the Sub-Lessee all reasonable assistance within its power in pursuing the said claim. The Sub-Lessee shall indemnify and hold harmless the Sub-Lessor in respect of all Losses, costs and expenses incurred by the Sub-Lessor pursuant to this Clause 11.5 (b).

11.6  REQUISITION FOR HIRE

(a) If the Rig is requisitioned for hire by any Governmental Entity during the Sub-Lease Period then, unless and until the Rig becomes a Total Loss following such requisition and the Sub-Lessee shall have made payment of all sums due pursuant to Clause 11.2 (Total Loss), the lease of the Rig to the Sub-Lessee under this Sub-Lease shall continue in full force and effect (subject always to the provisions of Clauses 11.2 (Total Loss) and 13 (Termination)) for the remainder of the Lease Period and the Sub-Lessee shall remain fully responsible for the due compliance with all its obligations under this Sub-Lease other than such obligations which the Sub-Lessee is unable to comply with solely by virtue of such requisition.

(b) The Sub-Lessee shall during the Sub-Lease Period be entitled to all requisition hire paid to the Sub-Lessor or the Sub-Lessee on account of such requisition and the Sub-Lessor shall account to the Sub-Lessee for any such requisition hire paid to it.

(c) The Sub-Lessee shall, as soon as practicable after the end of any requisition for hire, which terminates before the expiry of the Sub-Lease Period, cause the Rig to be put into the condition required by this Sub-Lease, and where that requisition shall end after the expiry or termination of the Sub-Lease Period the Sub-Lessee shall, as soon as practicable, cause the Rig to be put into the re-delivery condition required by Clause 13.1(b), allowance being made for fair wear and tear in respect of the period from the expiry or termination of the Sub-Lease Period.

(d)   Should the Rig be under requisition for hire at the end of the Sub-Lease
      Period:

      (i) the lease of the Rig under this Sub-Lease shall (unless otherwise agreed between the parties hereto) nevertheless be terminated at such end but without prejudice to the accrued rights of the parties and PROVIDED THAT no Termination Event shall have occurred and be continuing in which case the Sub-Lessor shall be entitled to retain the requisition hire to the extent of any payments that are then due and payable by the Sub-Lessee to the Sub-Lessor under this Sub-Lease and the Sub-Lessee's obligations to make such payments shall be pro tanto reduced by the amount of such retention and any remaining requisition hire shall be paid to the Sub-Lessee by way of rebate of Rental, the Sub-Lessee shall be entitled to receive and retain any requisition hire payable in respect of the period from the expiry of the Sub-Lease Period; and.

      (ii) the Sub-Lessee shall, if and for so long as it is prevented by reason of the requisition hire from re-delivering the Rig under Clause 13.1 (Termination Events) be excused from its obligation to do so.

(e) If the Rig is requisitioned for hire the Sub-Lessee hereby agrees to indemnify the Sub-Lessor against any Losses, costs and expenses incurred by the Sub-Lessor in connection with such requisition for hire.

12    RETURN AND SALE OF THE RIG

12.1  RE-DELIVERY OF THE RIG

(a) On expiry or termination of the Sub-Lease Period (other than by reason of Total Loss) the Sub-Lessee shall redeliver the Rig to the Head-Lessor which redelivery shall be deemed to constitute redelivery to the Sub-Lessor under this Sub-Lease and the Sub-Lessor shall be deemed to have accepted such redelivery without further action on the part of either party.

(b)   The Rig when so re-delivered shall be:

      (i) unless otherwise agreed by the Sub-Lessor in writing, in such state of repair and operating condition as it is required to be maintained in accordance with the provisions of this Sub-Lease, fair wear and tear and changes and alterations properly made by the Sub-Lessee as permitted under this Sub-Lease;

      (ii) with all equipment, fittings, spare and replacement parts installed in or on, or which are attached to, or which are part of the Rig in accordance with this Sub-Lease which was entitled to be removed prior to re-delivery in accordance with Clause 14;

      (iii) with all required operating, safety and other certificates in full force and effect; and

      (iv)  free of all Encumbrances (other than Permitted Encumbrances).

12.2  SALE OF THE RIG

(a) Where the Sub-Lease Period is to terminate in accordance with the provisions of this Sub-Lease on the Leasing Termination Date by reason of the service of a Termination Notice or a Voluntary Termination Notice the Sub-Lessor and the Sub-Lessee agree that they shall each offer for sale their respective interests in the Rig in accordance with this Clause 12.2.

(b) Notwithstanding anything to the contrary contained elsewhere in this Sub-Lease the leasing of the Rig under this Sub-Lease shall continue until the earlier of (i) completion of a sale referred to in Clause 12.2(a),
      (ii) the date falling sixty (60) days after the Acceleration Date, (iii) the expiry of the Sub-Lease Period by effluxion of time, and (iv) the occurrence of a Total Loss Payment Date whereupon it shall terminate.

(c) The Sub-Lessee shall be responsible for all costs and expenses incurred in connection with a sale of the respective interests of the Head-Lessor and the Sub-Lessor in the Rig.

12.3  SUB-LESSOR'S DISPOSAL PROCEEDS

(a) The amount of the Sub-Lessor's Disposal Proceeds to which the Sub-Lessor is entitled under the terms of the Head-Lease following a sale of the Rig in accordance with the terms of the Head-Lease shall be applied as follows:

      (i) first,to the extent than any payments are then due and payable by the Sub-Lessee to the Sub-Lessor under this Sub-Lease, to be retained (for the purpose of being applied in settlement of the Termination Sum or any other amounts so due and owing) by the Sub-Lessor to that extent and the Sub-Lessee's obligation to make such payments shall be pro tanto reduced by the amount of such retention; and

      (ii) secondly, in retention by the Sub-Lessor of an amount equal to 0.1 per cent. of the Net Sale Proceeds; and

      (iii) thirdly, the balance shall be paid (A) to the Sub-Lessee by way of rebate of Rentals or any other payments, including Termination Sum or any part thereof, paid by the Sub-Lessee to the Sub-Lessor under this Sub-Lease and (B) to the extent that such balance exceeds the aggregate of the Rentals and other payments referred to in (A) above, to the Sub-Lessee by way of sales agency commission.

      The Sub-Lessor irrevocably authorises and instructs the Sub-Lessee to set off and apply any amounts payable by the Sub-Lessee (in its capacity as Head-Lessor) to the Sub-Lessor (in its capacity as Lessee under the Head-Lease) pursuant to Clause 14.2(b) of the Head-Lease in satisfaction of the Sub-Lessee's right to receive the amount referred to at "thirdly" of Clause 12.3(a).

13    TERMINATION

13.1 TERMINATION EVENTS. The following events are Termination Events and shall entitle the Sub-Lessor to accelerate the Sub-Lessee's obligations under this Sub-Lease upon serving a notice (a "TERMINATION NOTICE") (which shall, in accordance with Clause 12.2(b) (Sale of the Rig), result in the termination of the sub-leasing), namely:

(a) the Sub-Lessee or the Guarantor fails to pay any sum (including Rental) due under this Sub-Lease or any other Lease Document in full within 3 Business Days of demand from the Sub-Lessor served on or after the due date or, in the case of sums payable on demand, within five (5) Business Days of demand;

(b) the Sub-Lessee fails to obtain and/or maintain or procure that there are obtained and maintained the Required Insurances in accordance with Clause 10 (Insurance) or if any insurer in respect of any of the Required Insurances cancels any of the Required Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for any of the Required Insurances or for any other failure or default on the part of any person (other than the Sub-Lessor);

(c) the Sub-Lessee moving or permitting movement of the Rig outside the UKCS without obtaining consent in accordance with Clause 7.1 (Location and Movement of Rig);

(d) the Sub-Lessee or the Guarantor shall commit or cause to be committed any material breach of any other term or condition of any Lease Document (other than those referred to in other paragraphs of this Clause 13.1) and the Sub-Lessee or the Guarantor as the case may be fails to remedy such breach within 30 days of demand so to do from the Sub-Lessor;

(e)   the Sub-Lessee ceases to be an Affiliate of the Guarantor;

(f) any Financial Indebtedness of the Sub-Lessee or the Guarantor in an aggregate amount of at least twenty-five million Dollars (US$25,000,000) (or its equivalent in another currency) becomes or is declared due and payable before its stated maturity;

(g) any representation or warranty made by the Sub-Lessee or the Guarantor in any Lease Document or, in each case, in any certificate, opinion or statement delivered or made by the Sub-Lessee or the Guarantor (or any officer of such person in each case) pursuant thereto proves to have been incorrect or inaccurate in a material respect when made or when deemed to be repeated on the Start Date pursuant to the terms of the relevant Lease Document;

(h) any licence, authorisation, permit, consent or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required in connection with the use and operation of the Rig or to authorise the Sub-Lessee or the Guarantor to enter into any of the Lease Documents or required in connection with the validity, enforceability or admissibility in evidence of any of the Lease Documents is modified, not granted, revoked, suspended, terminated or expires or is not renewed or otherwise ceases to be in full force and effect in each case the effect of which would be to have a material adverse effect on the ability of the Sub-Lessee or the Guarantor to perform, or to continue to perform, any of their respective obligations under the Lease Documents;

(i) the Sub-Lessee (other than as the Sub-Lessor's sales agent within the scope of its authority under clause 13.1(b) of the Head-Lease or in accordance with Clause 22.2 (Sub-Lessee)) shall sell, mortgage or execute a bill of sale affecting the Rig or any interest therein or any part thereof;

(j)   either the Sub-Lessee or the Guarantor:

      (i) convene any meeting of creditors generally or make a deed of assignment or arrangement for the benefit of, or compound with, its creditors generally;

      (ii) convene a meeting to consider a resolution for winding up other than in the course of an amalgamation or reconstruction the terms of which shall first have been approved in writing by the Sub-Lessor;

      (iii) have a voluntary arrangement proposed under Section 1 of the Insolvency Act 1986 in respect of it;

      (iv) have a petition for winding up, dissolution or bankruptcy presented or any other proceeding shall be commenced and it is not dismissed within twenty (20) days or it shall take any step seeking the appointment of an administrator, trustee, receiver, administrative receiver, liquidator or other similar officer;

      (v) have an encumbrancer take possession of or a receiver or an administrative receiver appointed over the whole or any substantial part of its undertaking or assets or of a substantial part of its assets or the Rig;

      (vi) suffer a distress, execution, sequestration or other process being levied or enforced upon or sued out against the whole or any substantial part of the assets, rights or revenues of the Sub-Lessee or the Guarantor;

      (vii) admit its inability to pay its debts as they mature or be unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986;

      (viii) have any adjudication, order or, as the case may be, appointment made under or in relation to any of the proceedings referred to in Clause 13.1(j)(iv) or (vii); or

      (ix) if an event analogous to any event referred to at sub-paragraphs (i) to (viii) inclusive above occurs in relation to the Sub-Lessee or the Guarantor under any other law applicable to the Sub-Lessee or the Guarantor, as the case may be;

(k)   the Guarantor denies in writing its liability under the Guarantee;

(l) the sub-Lessee fails to comply with its obligations to issue a Voluntary Termination Notice in accordance with Clause 13.4(c) or Clause 13.7 (Mandatory Prepayment).

13.2 NATURE OF TERMINATION EVENTS. The occurrence of a Termination Event, comprising a failure by the Sub-Lessee to comply with any of the provisions of a Lease Document, shall go to the root of this Sub-Lease and accordingly shall constitute a breach of condition which the Sub-Lessor may treat as a repudiation by the Sub-Lessee of this Sub-Lease. Otherwise a Termination Event shall constitute an agreed event giving rise to the Sub-Lessor's right to terminate.

13.3  CONSEQUENCES OF SERVICE OF A TERMINATION NOTICE

(a) If by reason of the occurrence of a Termination Event the Sub-Lessor shall have served a Termination Notice on the Sub-Lessee, then both the Sub-Lessor's consent to the Sub-Lessee's possession of the Rig and the leasing of the Rig under this Sub-Lease shall terminate on the Leasing Termination Date and the provisions of Clause 12.1 shall apply.

(b) The remedies set forth in this Clause 13.3 are not exclusive, and the Sub-Lessor shall be entitled to any other remedy available to the Sub-Lessor at law or in equity, and the Sub-Lessee shall be liable for all legal fees and other costs and expenses incurred by reason of the occurrence of any Termination Event or the exercise of the Sub-Lessor's remedies with respect thereto.

13.4  ILLEGALITY

(a) If a Change of Law shall render unenforceable any of the obligations of any party to this Sub-Lease or any other Lease Document or makes it unlawful (i) for any party to any Lease Document to perform their respective obligations or (ii) for any such party substantially to give effect to their respective rights under this Sub-Lease or any other Lease Document entered into by it, the Sub-Lessee and the Sub-Lessor shall notify the other party thereof as soon as practicable after becoming aware thereof.

(b) Following such notification by one party to the other, the Sub-Lessor and the Sub-Lessee shall discuss in good faith as to how the effects of any such Change of Law might be avoided so as to render the relevant obligations enforceable or permit the parties thereto to perform their obligations hereunder or thereunder or, as the case may be, to permit such parties substantially to give effect to their respective obligations under this Sub-Lease or any other Lease Document in a manner which is not unlawful.

(c) If such discussions are entered into but, within thirty (30) days of notice being given by the affected party, or such shorter period as may be permitted by such law, order, regulation or official directive, or such change in the interpretation, administration or application thereof, the Sub-Lessor and the Sub-Lessee have not completed such arrangements as may be required to avoid the effect of any such Change of Law, then the Sub-Lessor shall be entitled by notice to the Sub-Lessee to require the Sub-Lessee to terminate the Sub-Lease Period under Clause 13.5 and the Sub-Lessee shall, forthwith upon receipt of such notice, issue a Voluntary Termination Notice having as its expiry date the date of issue of such Voluntary Termination Notice.

13.5  VOLUNTARY TERMINATION

(a) The Sub-Lessee shall, subject as provided below, be entitled at any time to give and, in the circumstances referred to in Clause 13.4 (a), the Sub-Lessee shall be required to give, in each case to the Sub-Lessor an irrevocable written notice (the "VOLUNTARY TERMINATION NOTICE") terminating the leasing of the Rig under this Sub-Lease with effect from the Leasing Termination Date. Any voluntary Termination Notice which is given by the Sub-Lessee shall expire (the date of such expiry being the Leasing Termination Date) not less than ten (10) days after receipt of the same by the Sub-Lessor or, in either such case, on such earlier date as may be required by Clause 13.4 (c) and shall not be valid if, when issued by the Sub-Lessee in exercise of its entitlement so to do (rather than where required so to do) a Termination Event shall have occurred and be continuing on the date of the Voluntary Termination Notice.

(b) If the Sub-Lessee gives a Voluntary Termination Notice, the leasing of the Rig shall terminate on the Leasing Termination Date and the provisions of Clause 12 (Return and sale of the Rig) shall apply.

(c) No sale pursuant to the provisions of the Head-Lease following a termination pursuant to this Clause 13.5 shall be completed (and no contract for sale shall be executed) unless either the Sub-Lessor has received all amounts due and payable under this Sub-Lease or the Sub-Lessor is satisfied that, upon completion of the sale, the Sub-Lessor shall receive all amounts due and owing from the Sub-Lessee to the Sub-Lessor upon the termination of the leasing of the Rig in accordance with the provisons of this Sub-Lease (including the Financial Schedule).

13.6 PAYMENTS ON TERMINATION. Where the Sub-Lease Period is to terminate in accordance with the provisions of this Sub-Lease on the Leasing Termination Date by reason of the service of a Termination Notice or a Voluntary Termination Notice, the obligation of the Sub-Lessee to pay Rental under Clause 4 (Rentals) which would fall due after the Termination Payment Date shall cease (notwithstanding the continuation of the sub-leasing of the Rig until the Leasing Termination Date) and the Sub-Lessee shall (without prejudice to the obligations of the Sub-Lessee pursuant to any other provision hereof or of any other Lease Document to pay to the Sub-Lessor all sums which are due at the date of termination of the leasing of the Rig or may become due to the Sub-Lessor or be ascertained after such date) pay to the Sub-Lessor on the Termination Payment Date a sum equal to the Termination Sum together with all other sums then due to the Sub-Lessor hereunder PROVIDED THAT if but for the preceding provisions of this Clause 13.6, there would have occurred in the period from and including the date of service of a Termination Notice or, as the case may be, a Voluntary Termination Notice to and including the Termination Payment Date, a date which would have been a date for the payment of Rental under this Sub-Lease the Sub-Lessee shall on such date pay to the Sub-Lessor as rental (as part of the Sub-Lessor's compensation for early termination) an amount equal to the Rental which, but for the preceding provisions of this Clause 13.6, would have been payable on such date. Any amount so paid shall be in addition to any amounts payable by the Sub-Lessee to the Sub-Lessor on the Termination Payment Date pursuant to paragraph 2 (Termination Payment) of the Financial Schedule.

13.7 MANDATORY VOLUNTARY TERMINATION. Upon the Sub-Lessor notifying the Sub-Lessee in writing that:

(a)   a Total Loss has occurred in respect of the Rig;

(b) an Environmental Claim, which is not frivolous or vexatious in the reasonable opinion of the Sub-Lessor, has been made in respect of the Rig in excess of fifty million Dollars (US$50,000,000);

(c) an Environmental Claim, which is not frivolous or vexatious in the reasonable opinion of the Sub-Lessor, has been made in respect of the Rig against the Sub-Lessor or any other member of the Sub-Lessor's Group, the Sub-Lessee shall, forthwith upon receipt of such notice, issue a Voluntary Termination Notice having as its expiry date the date of issue of such Voluntary Termination Notice.

14    GENERAL INDEMNITY

14.1  GENERAL INDEMNITY

(a) The Sub-Lessee hereby agrees at all times to pay promptly or, as the case may be, indemnify and hold the Sub-Lessor and each other Indemnified Person harmless on a full indemnity basis from and against each and every
      Loss:

      (i) arising directly or indirectly out of or in any way connected with the ownership, possession, performance, transportation, management, sale, import to or export from any jurisdiction, control, use or operation, registration, navigation, certification, classification, management, manning, provisioning, the provision of bunkers and lubricating oils, testing, design, condition, delivery to or by the Lessor, acceptance, leasing, sub-leasing, chartering, insurance, maintenance, repair, service, modification, refurbishment, drydocking, survey, conversion, overhaul, replacement, removal, repossession, return, redelivery, storage, sale, disposal the complete or partial removal, decommissioning, making safe, destruction, abandonment or loss by the Lessee or any other person of the Rig or caused by the Rig becoming a wreck or an obstruction to navigation, whether or not such Liability may be attributable to any defect in the Rig or to the design, construction or use thereof or from any maintenance, service, repair, drydocking, overhaul, inspection or to any other reason whatsoever (whether similar to any of the foregoing or not), and regardless of when the same shall arise (whether prior to, during or after termination of the leasing of the Rig under this Sub-Lease) and whether or not the Rig (or any part thereof) is in the possession or control of the Sub-Lessee, the Charterer, the Operator or any other person and whether or not the same is in the United Kingdom waters or abroad;

      (ii) arising directly or indirectly out of or in any way connected with any Release or the threatened Release of a Hazardous Material, any Environmental Claim, or any breach of an Environmental Law or the terms and conditions of an Environmental Permit;

      (iii) as a consequence of any claim that any design, article or material in the Rig or any part thereof or relating thereto or the operation or use thereof constitutes an infringement of patent, copyright, design or other proprietary right;

      (iv) in preventing or attempting to prevent the arrest, seizure, taking in execution, requisition, impounding, forfeiture or detention of the Rig or in securing or attempting to secure the release of the Rig in each case following the breach by the Lessee of its obligations under Clause 8.2 (Arrest and Detention);

      (v) as a consequence (direct or indirect) of the breach by any person (other than the Sub-Lessor) of any of their respective obligations under any of the Lease Documents or of any of the warranties and representations on the part of any person (other than the Sub-Lessor) made in this Sub-Lease or in any of the other Lease Documents being untrue or inaccurate in any respect whatsoever (even if not a Termination Event) when made;

      (vi) as a consequence of the occurrence of a Termination Event and/or the operation of Clause 13.3 (Consequence of service of a Termination Notice);

      (vii) any costs and expenses reasonably incurred by the Sub-Lessor or any other Indemnified Person or, following the occurrence of a Termination Event, any costs and expenses incurred by the Sub-Lessor or any other Indemnified Person, in each case in connection with the sale or Total Loss of the Rig (including, without limitation, broker's commissions, redelivery costs (if any), marketing expenses, legal costs, storage, insurance, registration fees and any other expenses of the Sub-Lessor or any other Indemnified Person incurred pending the sale or disposal of the Rig or otherwise in connection with the sale or disposal of the Rig;

      (viii) any premiums, calls, supplementary calls and contributions in relation to any of the Required Insurances,

      other than any amount in respect of which the Indemnified Person is entitled to be indemnified pursuant to Clause 16.1 (Tax Indemnity) or would, but for an exception contained in Clause 16.4 (Exclusions), be so indemnified (each of the above being referred to as a "LIABILITY").

(b) Without prejudice to the generality of the provisions of Clause 14.1(a), Clause 14.1(a) shall extend to claims of persons (including Governmental Entities or other bodies whether corporate or otherwise) who have incurred expenditure in taking preventative measures against loss or damage or have suffered or allege that they have suffered loss, damage or injury in connection with anything done or omitted to be done by any person in relation to, in respect of, or in connection with, the Rig, including in connection with any Hazardous Material emanating or threatening to emanate from the Rig or any Environmental Claim.

(c)   The indemnities contained in Clause 14.1(a) shall extend to include:

      (i) the Dollar cost (including fees and commissions) to the Indemnified Person in acquiring any currency (other than Dollars) with Dollars in order to satisfy or discharge in a currency other than Dollars any Liability;

      (ii) all costs and interest, fees and other amounts whatsoever suffered or incurred by any Indemnified Person in order to fund the satisfaction or discharge of any Liability; and

      (iii) each Loss suffered or incurred by the Sub-Lessor in satisfying or discharging, or indemnifying any Indemnified Person (other than itself) against, any Liability, or any matter referred to in sub-paragraphs of clause 14.1(c)(i) or (ii) above, whether or not such Liability is suffered or incurred by the Sub-Lessor under any formal or informal arrangement, and whether or not any such formal or informal arrangement existed at the time the Liability was suffered or incurred by such Indemnified Person.

14.2  EXCLUSIONS FROM GENERAL INDEMNITY. The indemnities contained in Clause
      14.1 (General Indemnity) shall not extend to any Liability:

(a) to the extent that such Liability is caused by any act of an Indemnified Person which constitutes the wilful misconduct or reckless disregard with knowledge of the probable consequences;

(b) to the extent that such Liability is caused by any failure on the part of the Sub-Lessor to comply with any of its express and specific obligations under any of the Lease Documents to which the Sub-Lessor is party;

(c) to the extent that such Liability constitutes any amounts in respect of Premium or Rentals payable by the Sub-Lessor under the Head-Lease;

(d) to the extent that such Liability constitutes a cost which is expressly to be borne by the Sub-Lessor under any other provision of this Sub-Lease or the other Lease Documents and which the Sub-Lessee establishes was not intended to be within the scope of the indemnities granted in favour of the Sub-Lessor or any other Indemnified Person in any Lease Document;

(e) in respect of which the Sub-Lessor is expressly and specifically indemnified under any other provision of this Sub-Lease.

14.3 NOTIFICATION OF INDEMNITY CLAIMS. Without prejudice to the provisions of this Clause 14 and without limiting in any way whatsoever, or being a condition precedent or subsequent to, the indemnities in favour of any Indemnified Person hereunder or prompt payment thereunder, the Sub-Lessor shall:

(a) notify the Sub-Lessee in writing as soon as practicable after receipt by the Sub-Lessor of notice of a Liability (provided such notice is in writing). Such notification to the Sub-Lessee from the Sub-Lessor shall give such details as the Sub-Lessor then has and which are in all the circumstances reasonable having regard to the contents of the notice of a Liability received by the Sub-Lessor; and

(b) subject to Clause 14.4 (Defence of Claims), notify the Sub-Lessee of the Sub-Lessor's intention to pay or procure the payment of any moneys in respect of any such Liability before any such payment is made.

14.4 DEFENCE OF CLAIMS. Without prejudice to the provisions of this Clause 14, the Sub-Lessee shall (subject to having first obtained the consent of the relevant insurers, if any, and complying in all respects with its obligations under this Sub-Lease and provided no Termination Event has occurred and is continuing) be entitled to take (at its own cost) such actions as the Sub-Lessee reasonably considers necessary to defend or avoid any liability arising in respect of a Liability including legal proceedings against any third party in respect of a Liability, but subject always to the Sub-Lessor first being indemnified to its satisfaction by the Sub-Lessee and/or the Guarantor against all potential losses, costs, damages and expenses which may be incurred or suffered by the Sub-Lessor in connection with any such action, provided always that the Sub-Lessee shall not be entitled to take any such action and shall cease taking such action and shall settle any Liability if the Sub-Lessor considers (in its reasonable opinion) that taking or continuing such action would be likely to (i) require the Sub-Lessor to disclose any information or documentation which the Sub-Lessor considers, in its reasonable opinion, to be confidential (ii) be harmful to the Sub-Lessor's reputation as a financial institution, (iii) involve it in any unlawful act or activity or any act or activity that is contrary to any law applicable to the Sub-Lessor or
      (iv) cause the Sub-Lessor to breach any other obligation to which it is subject whether under the Lease Documents or otherwise.

      Notwithstanding the foregoing provisions of this Clause 14.4, the Sub-Lessee shall not be entitled to take or continue any action in the name of the Sub-Lessor which it may otherwise be entitled to take under this Clause 14.4 without the prior written consent of the Sub-Lessor, such consent not to be unreasonably withheld or withdrawn, provided always that it shall be reasonable for the Sub-Lessor to withhold its consent or withdraw its consent once given if the Sub-Lessor determines that the use of its name in connection with such action would be likely to (a) be harmful to the Sub-Lessor Parent's reputation as a financial institution (such determination to be made in the Sub-Lessor's absolute discretion) or
      (b) (i) otherwise have a material adverse effect on the business of the Sub-Lessor or (ii) involve the Sub-Lessor in any unlawful act or activity or any act or activity that is contrary to any law applicable to the Sub-Lessor or (iii) cause the Sub-Lessor to breach any other obligation to which it is subject whether under the Lease Documents or otherwise (any such determination to be made in the reasonable opinion of the Sub-Lessor)).

      The Sub-Lessor and the Sub-Lessee will co-operate and consult in good faith in relation to the matters referred to in this Clause 14.4. In particular, but without limitation, the Sub-Lessee will keep the Sub-Lessor fully informed in respect of any proceedings which the

      Sub-Lessee is conducting in the name of the Sub-Lessor and will provide the Sub-Lessor with copies of any and all documentation connected with any such proceedings.

14.5  CURRENCY INDEMNITY

(a) If the Sub-Lessor or any other Indemnified Person receives an amount in respect of the liability of the Sub-Lessee under this Sub-Lease or any other Lease Document or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the "CONTRACTUAL CURRENCY") in which the amount is expressed to be payable under this Sub-Lease or the relevant other Lease Document:

      (i) the Sub-Lessee shall indemnify the Sub-Lessor or the relevant Indemnified Person as an independent obligation against any loss or liability arising out of or as a result of the conversion;

      (ii) if the amount received by the Sub-Lessor or the relevant Indemnified Person, when converted into the contractual currency at the Sub-Lessor Parent's spot rate of exchange on the relevant date, is less than the amount owed in the contractual currency, the Sub-Lessee shall forthwith on demand pay to the Sub-Lessor or the relevant Indemnified Person an amount in the contractual currency equal to the deficit; and

      (iii) the Sub-Lessee shall pay to the Sub-Lessor or the relevant Indemnified Person concerned on demand any exchange costs and taxes payable in connection with any such conversion.

(b) The Sub-Lessee waives any right it may have in any jurisdiction to pay any amount under this Sub-Lease or any other Lease Document in a currency other than that in which it is expressed to be payable.

14.6 RECOVERIES FROM THIRD PARTIES. If any Indemnified Person shall recover from or be paid by, any person (other than the Sub-Lessee, the Guarantor or any other member of the Guarantor's Group) any amount in respect of any payments paid or discharged by the Sub-Lessee in accordance with this Clause 14, then PROVIDED THAT the Sub-Lessor has received payment of such amount and is satisfied, in its absolute discretion, that such amount is unconditionally available for retention by the Sub-Lessor, the Sub-Lessor shall pay to the Sub-Lessee a sum equal to the value of such recovered or paid amount together with any interest actually earned on such recovered or paid amount (less the amount of any tax payable thereon).

14.7 PASS THROUGH OF INDEMNITY BENEFITS. Where in this Clause 14 an indemnity is expressed to be for the benefit of any person who is not a party to this Sub-Lease the Sub-Lessor shall be entitled to indemnify such person on the same terms (and subject in particular to Clause 14.4 (Defence of Claims)) mutatis mutandis as the indemnities expressed to be for the benefit of such person in this Clause 14 and the Sub-Lessee shall indemnify the Sub-Lessor and hold the Sub-Lessor harmless on a full indemnity basis from and against each amount paid or payable by the Sub-Lessor to such person under any such indemnity.

14.8  PRESERVATION OF INDEMNITIES

(a) Without prejudice to any right to damages or other claim which any party may, at any time, have against another under this Sub-Lease or under any of the Lease Documents it is hereby agreed and declared that the indemnities in favour of the Sub-Lessor and the other Indemnified Persons by the Sub-Lessee contained in this Sub-Lease or any of the Lease Documents shall continue in full force and effect subject to and in accordance with their terms notwithstanding the termination of the leasing of the Rig under this Sub-Lease, any sale or other disposition of the Rig, Total Loss or any breach of the terms hereof or thereof by the Sub-Lessee (including fundamental breach) or the lawful repudiation by the Sub-Lessor of this Sub-Lease or any of the Lease Documents or any other circumstances whatsoever.

(b) If any payment received by the Sub-Lessor or an Indemnified Person in respect of moneys owing or due and payable by the Sub-Lessee hereunder shall on the subsequent liquidation or other insolvency of the Sub-Lessee be avoided under any laws relating to insolvency or liquidation, such payment shall not be considered as discharging or diminishing the liability of the Sub-Lessee under this Sub-Lease and the other Lease Documents and this Sub-Lease and the other Lease Documents shall continue to apply as if such payment had at all times remained owing by the Sub-Lessee.

15    COSTS, EXPENSES AND FEES

15.1 COSTS AND EXPENSES. The Sub-Lessee shall pay, on demand, the amount of all costs and expenses:

(a) subject to the separately agreed cap, reasonably incurred by the Sub-Lessor in connection with the preparation, negotiation and execution of the Lease Documents;

(b) reasonably incurred by the Sub-Lessor, in connection with any amendments, waivers or consents under or in respect of this Sub-Lease or the other Lease Documents instigated by the Sub-Lessee (whether or not such amendment, waiver or consent becomes effective) (including but not limited to reasonable legal fees); and

(c) incurred by the Sub-Lessor in enforcing or defending or attempting to enforce or defend (or determining whether or how to enforce or defend) any rights under this Sub-Lease or any other Lease Document.

16    TAX INDEMNITY

16.1 INDEMNITY. Subject to Clause 16.4 (Exclusions), the Sub-Lessee shall on demand indemnify the Sub-Lessor and keep the Sub-Lessor fully indemnified against any Tax Liability imposed on or payable by the Sub-Lessor or any Indemnified Person which arises or becomes payable at any time in respect of, by reference to or arising out of:

(a)   the operation of the Rig; and

(b)   the Rig being or becoming a Fixture.

16.2 MOVEMENT OF RIG. The Sub-Lessee hereby indemnifies the Sub-Lessor and shall keep the Sub-Lessor fully indemnified against any Tax Liability imposed on or payable by the Sub-Lessor or any Indemnified Person which arises or becomes payable at any time in respect of, by reference to or arising out of:

(a)   the movement or location of the Rig;

(b)   the existence of the Rig outside the UKCS; or

(c) the residence, domicile or activities of the Sub-Lessee or any member of the Guarantor's Group;

      which arise as a result of or by reference to the Sub-Lessee moving the Rig outside the UKCS with or (without prejudice to the provisions of Clause 7.1 (Location and Movement of the Rig) and the Sub-Lessor's remedies for any breach of that Clause) without the prior written consent of the Sub-Lessor.

16.3 INCREMENTAL TAX LIABILITY. Any Tax Liability referred to in clauses 16.1 (Indemnity) and 16.2 (Movement of the Rig) shall be an "INCREMENTAL TAX LIABILITY" for the purposes of this Sub-Lease.

16.4 EXCLUSIONS. Subject to Clause 16.8 (Indemnity payments), the Sub-Lessee shall not, for the avoidance of doubt, be obliged to indemnify the Sub-Lessor pursuant to Clause 16.1 (Indemnity) and 16.2 (Movement of the
      Rig):

(a) against any incremental Tax Liability in any relevant jurisdiction attributable to the Rentals or Termination Sum actually receivable hereunder or to any other amounts payable to the Sub-Lessor under the Lease Documents;

(b) against any incremental Tax Liability to the extent it arises owing to the Sub-Lessor knowingly failing to file Tax returns or the Sub-Lessor knowingly failing to make a payment of Taxes which are due and payable assessed on the Sub-Lessor which knowing failure has not been consented to in writing, or requested in writing by the Sub-Lessee except where such knowing failure by the Sub-Lessor arises from a failure by the Sub-Lessee promptly to provide the Sub-Lessor with correct, suitable and adequate information to the extent that the Sub-Lessee is (or, but for any fraudulent or negligent defaults on its part, would have been) in a position to provide such information following receipt by the Sub-Lessee of a written request from the Sub-Lessor setting out full details of such information to enable the Sub-Lessor to file the relevant Tax return or pay such Taxes.

16.5 STAMP DUTIES. All stamp, documentary, registration or other like duties or Taxes, including any penalties, additions, fines, surcharges or interest relating thereto, which are imposed on or chargeable on or in connection with this Sub-Lease or any of the other Lease Documents shall be paid by the Sub-Lessee (whether or not the primary responsibility of the Sub-Lessee) PROVIDED THAT the Sub-Lessor shall be entitled but not obliged to pay any such duties or Taxes, whether or not they are its primary responsibility, whereupon the Sub-Lessee shall on demand indemnify the Sub-Lessor against those duties or Taxes. The Sub-Lessor agrees that if it decides to pay any such duties or Taxes, it shall give the Sub-Lessee not less than fifteen (15) Business Days' notice before making such payment (unless a Termination Event has occurred and is continuing or the Sub-Lessor is legally required to make payment earlier).

16.6 PAYMENTS. Any payment to be made under Clause 16.1 (Indemnity) shall be made:

(a) in the case of a Tax Liability within paragraph (a) of the Tax Liability definition or, in the case of the set-off of a right to repayment within paragraph (c) of the Tax Liability definition, no later than two Business Days prior to the last date on which the payment of Tax can be made without incurring interest or penalties, and

(b) in the case of a Tax Liability within paragraph (b) of the Tax Liability definition, no later than the last date on which a payment of Tax which would not have been due but for the loss or use of the Relief as referred to in that paragraph (b) can be made without incurring interest or penalties, and in any other case, or, if later, five (5) Business Days after the date on which notice of the incremental Tax Liability is given to the Sub-Lessee.

16.7 NOTICE. If the Sub-Lessor receives notice of an incremental Tax Liability it shall promptly give written notice to the Sub-Lessee and shall provide the Sub-Lessee with reasonable details of the nature and quantum of the incremental Tax Liability.

16.8 INDEMNITY PAYMENTS. If and to the extent that any sums payable by the Sub-Lessee under this Sub-Lease by way of indemnity or reimbursement prove to be insufficient, by reason of Taxes suffered thereon, for the Sub-Lessor or an Indemnified Person to discharge its relevant liability or to reimburse the Sub-Lessor or an Indemnified Person for the cost incurred by it in discharging such liability, the Sub-Lessee will on demand pay to the Sub-Lessor, or the Sub-Lessor for the benefit of such Indemnified Person, such additional sum as (after taking into account any Taxes suffered by the Sub-Lessor and/or the Indemnified Person thereon) is required to indemnify on an after-Tax basis the Sub-Lessor or, as the case may be, the Indemnified Person in respect of such insufficiency.

16.9 MITIGATION. In the event of a Change of Law or in the event of any Tax Liability arising which was not contemplated by the parties on entry into this Agreement, any of the other Lease Documents or any transaction or document contemplated herein or therein, the Sub-Lessor and the Sub-Lessee hereby agree to co-operate in good faith to seek to mitigate or eliminate any adverse consequences of such Change of Law or such Tax Liability, including without limitation by way of amendment or revision to this Sub-Lease, any of the other Lease Documents or any transaction or document contemplated herein or therein or otherwise restructuring the transaction contemplated by the Lease Documents.

17    INCREASED COSTS

17.1 INCREASED COSTS. This Clause 17 applies if at any time the Sub-Lessor notifies the Sub-Lessee that it considers that as a result of:

(a)   any Change of Law; or

(b) the effect of complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Sub-Lessor is obliged to allocate capital resources) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Sub-Lease, the Sub-Lessor or any member of the Sub-lessor's Group has incurred or will incur an "INCREASED COST".

17.2 MEANING OF "INCREASED COST". In this Clause 17, "INCREASED COST" means, in relation to the Sub-Lessor or any member of the Sub-lessor's Group:

(a) an additional or increased cost incurred directly as a result of, or in connection with, the Sub-Lessor having entered into, or being a party to, the Lease Documents or funding, maintaining or performing its obligations under the Lease Documents; or a reduction in the amount of any payment to the Sub-Lessor under any of the Lease Documents or in the effective return which such a payment represents to the Sub-Lessor or on its capital; or

(b) an additional or increased cost of funding all or maintaining all or any of the Sub-Lessor's liabilities under the Head-Lease; or

(c) a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Sub-Lessor under this Sub-Lease or any of the other Lease Documents;

      but not an item directly covered by the current capital adequacy regulations in force on the date of this Sub-Lease which include (but are not limited to) the matters set out in the initial statement of the Basle Committee on Banking Regulations and Supervisory

      Practices dated July 1988 and entitled "International Convergence of Capital Measurement and Capital Standards" (the "BASLE ACCORD").

      For the avoidance of doubt, any item arising from matters set out in the new Basle Accord (expected in 2007) in the form finally implemented by the applicable authorities ("BASLE II") shall count as increased costs for the purpose of this Clause to the extent and according to the timetable provided for. Without prejudice to the Sub-Lessor's right to use this Clause to claim an increased cost the Sub-Lessor will consult with the Sub-Lessee in good faith and in a timely manner in relation to the implementation and effect of Basle II insofar as the same relates to Increased Costs within this Clause 17.

17.3 PAYMENT OF INCREASED COSTS. The Sub-Lessee shall pay to the Sub-Lessor the amounts which the Sub-Lessor from time to time notifies the Sub-Lessee that it has determined is necessary to compensate it for the increased cost. The Sub-Lessor shall provide the Sub-Lessee with reasonable detail of the basis on which it seeks to recover any amount in respect of an increased cost.

17.4 MITIGATION. If circumstances arise which would result in notification under Clause 17.1(Increased Costs) then, without limiting the rights of the Sub-Lessor under Clause 17.3 (Payment of Increased Costs), the Sub-Lessor shall use its reasonable endeavours to take such reasonable steps as may be open to it to mitigate or remove those circumstances PROVIDED THAT the Sub-Lessor shall be under no obligation to take any such steps which shall or might be considered likely in the Sub-Lessor's opinion to:

(a) have an adverse effect in the Sub-Lessor's business operations, financial condition or reputation;

(b) involve the Sub-Lessor in any activity which is unlawful or prohibited or any activity which is contrary to, or inconsistent with, any regulation; or

(c) involve it in any expense (unless indemnified to its satisfaction) or Tax disadvantage.

18    RELEASE FROM ARREST

18.1 RELEASE FROM ARREST: SUB-LESSOR'S VESSELS. If any vessel which is for the time being owned (in whole or in part) by or leased to the Sub-Lessor shall at any time have a writ or libel filed against it or be arrested, attached or levied upon pursuant to any legal process or purported legal process or is detained in exercise or purported exercise of any Encumbrance or claim of whatsoever nature, arising out of the use or operation of the Rig or out of the use or operation of any other rig vessel owned by or leased or chartered to the Sub-Lessee or any other member of the Guarantor's Group, except where that Encumbrance or claim arises as a result of any act or omission of the Sub-Lessor (but excluding for this purpose any act or omission relating to the operation of the Rig for which the Sub-Lessee is responsible pursuant to this Sub-Lease or any act or omission consequent upon an act or omission of the Sub-Lessee or any other member of the Guarantor's Group):

(a) the Sub-Lessee forthwith upon receiving notice thereof at its expense shall procure the release of such vessel from such arrest, detention, attachment or levy or, as the case may be, the discharge of the writ or libel by providing bail or procuring the provision of security or otherwise as the circumstances may require; and

(b) the Sub-Lessee shall be responsible for discharging each and every liability in connection with any such process, claim, Encumbrance or other action.

      Without prejudice to the generality of the other indemnities contained in this Sub-Lease, should any such other vessel owned by or leased to the Sub-Lessor be arrested, detained, attached or levied upon or be the subject of a writ or libel in such circumstances, the Sub-Lessee shall indemnify the Sub-Lessor against all claims made on the Sub-Lessor by the charterers of such other vessel or any other party in connection with such arrest, detention, attachment, levy, writ or libel.

18.2  RELEASE FROM ARREST: SUB-LESSEE'S VESSELS. If:

(a) the Rig or any other rig or vessel owned or operated by any member of the Guarantor's Group, at any time has a writ or libel filed against it or is arrested, attached or levied upon pursuant to any legal process or purported legal process or is detained in exercise or purported exercise of any Encumbrance or claim of whatsoever nature arising out of the use or operation of any other rig or vessel for the time being owned by or leased to the Sub-Lessor or any other member of the Sub-Lessor Group and leased or chartered by it otherwise than to the Sub-Lessee or to any member of the Guarantor's Group; and

(b) the charterers of such other vessel (being in that situation under obligations to the Sub-Lessor equivalent to those assumed by the Sub-Lessee under Clause 8.3 (Arrest and Detention)) fail to fulfil those obligations,

      PROVIDED THAT the Sub-Lessee shall first have given prior notice thereof to the Sub-Lessor and, to the extent practicable, consulted with the Sub-Lessor as far in advance as is reasonable in all the circumstances, the Sub-Lessee shall:

      (i) be entitled to act as agent for the Sub-Lessor or the relevant member of the Sub-Lessor Group (as the case may be) to procure release of the Rig or such other rig or vessel (as the case may require) from such arrest, detention, attachment or levy or, as the case may be, the discharge of the writ or libel and the discharge of all liabilities in connection with such process, claim, lien or other action subject to and in accordance with Clause 14.4 (Defence of claims), mutatis mutandis; and

      (ii) be entitled to be indemnified by the Sub-Lessor against claims made on the Sub-Lessee by the charterers of such other vessel in connection with such arrest, detention, attachment, levy, writ or libel and all losses and expenses reasonably and properly incurred in connection therewith.

19    RIGHTS AND WAIVERS

19.1 RIGHTS CUMULATIVE. No right or remedy conferred upon the Sub-Lessor or the Sub-Lessee by this Sub-Lease shall be exclusive of any right or remedy provided by law, and all rights and remedies conferred upon the Sub-Lessor or the Sub-Lessee by this Sub-Lease shall be cumulative with, and in addition to, its rights under general law and, in particular, shall be without prejudice to the Sub-Lessor's or the Sub-Lessee's rights to claim damages.

19.2 NO WAIVER. The exercise of any power or remedy or the enforcement of any right by the Sub-Lessor or Sub-Lessee shall not be construed as a waiver of the right to exercise any other power or remedy or to enforce any other right. Any forbearance or indulgence granted by the Sub-Lessor or Sub-Lessee shall not constitute a waiver of the right or remedy of the Sub-Lessor or Sub-Lessee respectively in respect of which such forbearance or indulgence is granted and the Sub-Lessor or Sub-Lessee respectively shall be entitled to exercise such right or remedy at any time thereafter.

20    NOTICES

20.1 METHOD. Any demand, notice or other communication to be given under or in connection with this Sub-Lease shall be given in writing in English and, unless otherwise provided, shall be made by fax or letter in writing and sent by first class prepaid letter post, by fax or delivered by hand to the addressee at its address set out below.

20.2 REQUIRED ADDRESS. Any notice or other communication to be given by one party to another under this Lease shall (unless one party has by fifteen
      (15) days' notice to the other party specified another address) be given to that other party at the respective addresses given below.

20.3 DETAILS. The addresses and fax numbers of the Sub-Lessor and the Sub-Lessee are:

      Sub-Lessor:

      Sogelease B.V.
      Rembrant Tower
      Amstelplein 1
      1096 HA
      Amsterdam
      The Netherlands

      Fax:  + 31 20 463 5358

      Attention:  Head of Lease Administration

      Sub-Lessee:

      GlobalSantaFe Drilling Company (North Sea) Limited
      Langlands House
      Huntly Street
      Aberdeen   AB10 1SH
      Scotland

      Fax:        + 44 1224 654680

      Attention:  Legal Department

      with a copy to:

      GlobalSantaFe Corporation
      15375 Memorial Drive
      Houston
      Texas  77079
      USA

      Fax:        + 281 925 6675

      Attention:  Legal Department

20.4 DEEMED RECEIPT. Any notice or other communication given by one party to the other shall be deemed to have been received:

(a) if sent by fax, with a confirmed receipt of transmission from the receiving machine, on the day on which transmitted;

(b) in the case of a written notice given by hand, on the day of actual delivery to the addressee; and

(c) if posted, on the second Business Day following the day on which it was despatched by first class mail postage prepaid or,

      PROVIDED THAT a notice given in accordance with the above but received on a day which is not a Business Day or after normal business hours in the place of receipt shall only be deemed to have been received on the next Business Day.

21    LAW AND JURISDICTION

21.1 ENGLISH LAW. This Sub-Lease is governed by and shall be construed in accordance with English law.

      The parties agree that the courts of England shall have exclusive jurisdiction to settle any disputes which may arise in connection with this Sub-Lease. By its execution and delivery of this Sub-Lease, the Sub-Lessor:

(a) hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts;

(b) waives any objections on the grounds of venue or forum non conveniens or any similar grounds and agrees that legal proceedings in any one or more jurisdictions shall not preclude legal proceedings in any other jurisdiction; and

(c) agrees that final judgment against it in any action or proceedings shall be conclusive and may be enforced in any other jurisdiction within or outside England by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and of the amount of its indebtedness.

21.2 APPOINTMENT OF PROCESS AGENT. The Sub-Lessor hereby appoints the London office for the time being of Societe Generale to receive, for and on behalf of itself, service of process in England in any legal proceedings with respect to this Sub-Lease. Should Societe Generale cease to have an office in London during the period of this Sub-Lease, the Sub-Lessor shall, in a timely manner, appoint another agent for service of process for England and confirm the same to the Sub-Lessor.

22    ASSIGNMENT

22.1 SUB-LESSOR. The Sub-Lessor may, at its own expense, assign or otherwise transfer by way of sale its rights to Rentals, Termination Sums and other amounts payable under this Sub-Lease to any party without the prior written consent of the Sub-Lessee. The liabilities of the Sub-Lessee shall not be increased, following any such assignment or transfer from what they would otherwise have been but for such assignment or transfer. In the event that the Sub-Lessee suffers any increased cost as a result of such assignment or transfer, the Sub-Lessor shall indemnify the Sub-Lessee against any such increased cost. Any other assignment or transfer of the rights or obligations of the Sub-Lessor under this Sub-Lease shall require the prior written consent of the Sub-Lessee.

22.2 SUB-LESSEE. The Sub-Lessee may assign or otherwise transfer all (but not part only) of its rights and obligations under this Sub-Lease to another Affiliate of the Guarantor which is incorporated in either England and Wales or Scotland (the "TRANSFEREE") PROVIDED THAT in connection with and as a condition to such transfer:

      (i) the Transferee also acquires ownership of the Rig and (by novation or otherwise documented to the satisfaction of the Sub-Lessor, acting reasonably) all the rights and obligations of the Head-Lessor under the Head-Lease;

      (ii) the obligations of the Transferee are guaranteed by the Guarantor on the terms by the Guarantee, mutatis mutandis;

      (iii) the Sub-Lessor receives such evidence of due corporate authorisation by the Sub-Lessee, the Transferee and the Guarantor in relation to the matters outlined above and such favourable legal opinions as it shall require, in each case acting reasonably.

      Any assignment or transfers of all or any part of the Sub-Lessee's rights or obligations under this Sub-Lease, otherwise than in accordance with the foregoing provisions of this Clause 22.2, shall require the prior written consent of the Sub-Lessor.

23    GENERAL

23.1 CERTIFICATE. A certificate by a duly authorised officer of the Sub-Lessor as to any amount owing under this Sub-Lease shall be prime facia evidence of the amount owing.

23.2 ILLEGALITY. If any provision of this Sub-Lease is or becomes illegal, invalid or unenforceable in any respect in any jurisdiction, neither the legality, validity or enforceability of:

(a)   such provision in any other jurisdiction; or

(b)   any other provision hereof in such or any other jurisdiction,

      shall in any way be affected or impaired.

23.3 SET-OFF. Notwithstanding any other provisions hereof, the Sub-Lessor shall be entitled to set-off or withhold from any amounts expressed in this Sub-Lease and in the Head-Lease to be payable to the Sub-Lessee (whether as lessee under this Sub-Lease or as lessor under the Head-Lease) by the Sub-Lessor (whether as lessor under this Sub-Lease or as lessee under the Head-Lease) any amounts due and payable from the Sub-Lessee (whether as lessee under this Sub-Lease or as lessor under the Head-Lease) to the Sub-Lessor (whether as lessor under this Sub-Lease or as lessee under the Head-Lease) under the Sub-Lease or any of the other Lease Documents.

23.4 CONFIDENTIALITY. Each of the parties hereto undertakes to the other party not to disclose (without the other party's prior written consent) to any third party any information relating to the transactions effected by the Lease Documents, PROVIDED THAT the restrictions contained in this Clause
      23.4 shall not apply to:

(a) any information which has become part of public knowledge or literature (except through a breach of this Clause 23.4);

(b) any disclosure to any of its Affiliates or to any of its or its Affiliates' agents or advisers; or

(c) any disclosure to any actual or potential or assignee, PROVIDED THAT no such disclosure may be made without the disclosing party first obtaining from the other party concerned suitable undertakings as to confidentiality; or

(d) to the extent required by law or applicable regulation (including regulations of the US Securities Exchange Commission) or in connection with any proceedings for enforcement of rights or benefits, or protection of rights or benefits, under any Lease Document, or required by any governmental, regulatory or taxing authority.

23.5 NO THIRD PARTY RIGHTS. No term of this Sub-Lease is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Sub-Lease.

23.6 COUNTERPARTS. The Sub-Lease may be executed in any number of counterparts and this will have the same effect as if the signatures on the counterparts were on a single copy of this Sub-Lease.

AS WITNESS the hands of duly authorised representatives of the parties hereto the day and year first above written.

                                   SCHEDULE 1

                                     THE RIG

              Type:                         Jack-Up Drilling Unit

              Overall Dimensions:           224 by 200 by 25 feet

              Legs (4):                     324 ft. long triangular

              Design:                       Breit Engineering

              Year of Build:                1968

              Class:                        ABS

                                   SCHEDULE 2

                            CERTIFICATE OF ACCEPTANCE

Certificate of Acceptance dated [-] January 2003 pursuant to a Sub-Lease Agreement dated [-] January 2003 (the "SUB-LEASE") between (1) Sogelease BV as Sub-Lessor and (2) GlobalSantaFe Driling Company (North Sea) Limited as Sub-Lessee.

Terms used in this Certificate of Acceptance shall have the meaning given to such terms in the Sub-Lease in accordance with the terms thereof.

The Sub-Lessor and the Sub-Lessee hereby confirm that the Rig has been delivered by the Sub-Lessor to the Sub-Lessee and accepted by the Sub-Lessee from the Sub-Lessor under the Sub-Lease subject to the provisions of Clause 2.1 (Quiet Enjoyment) of the Sub-Lease.

This Certificate of Acceptance is a Lease Document.

SIGNED
by
for and on behalf of
SOGELEASE B.V.

SIGNED
by
for and on behalf of
GLOBALSANTAFE DRILLING COMPANY (NORTH SEA) LIMITED

                                   SCHEDULE 3

                               FINANCIAL SCHEDULE

1     RENTALS

(a) During the Sub-Lease Period Rentals shall be payable in advance on each Rental Payment Date. The amount of Rental payable on each such Rental Payment Date shall be US$8,000,000 (excluding VAT and except the Start
      Date) plus or minus any Additional Rental.

(b)   The "ACTUAL BALANCE" on any date is as follows:

      (i) if the previous Adjustment Date was a Rental Payment Date, the sum of (x) the Notional Balance at the previous Adjustment Date and (y) interest at the Actual Rate for the number of days since the previous Adjustment Date applied to the Notional Balance; or

      (ii) if the previous Adjustment Date was not a Rental Payment Date, the sum of (x) the Actual Balance on the previous Adjustment Date and
            (y) interest at the Actual Rate for the number of days since the previous Adjustment Date applied to such Actual Balance.

      Such calculations to be made on the basis of a year of three hundred and sixty (360) days.

                   ADJUSTMENT DATES                 NOTIONAL BALANCE
                   Start Date                        $30,478,500.00
                   06/05/2003                        $30,478,500.00
                   04/08/2003                        $30,478,500.00
                   03/11/2003                        $30,478,500.00
                   03/02/2004                        $23,080,375.78
                   04/05/2004                        $23,080,375.78
                   03/08/2004                        $23,080,375.78
                   03/11/2004                        $23,080,375.78
                   03/02/2005                        $15,537,414.68
                   03/05/2005                        $15,537,414.68
                   03/08/2005                        $15,537,414.68
                   03/11/2005                        $15,537,414.68
                   03/02/2006                        $7,844,240.50
                   03/05/2006                        $7,844,240.50
                   03/08/2006                        $7,844,240.50
                   03/11/2006                        $7,844,240.50
                   05/02/2007                           $(0.00)
                   03/05/2007                           $(0.00)

                   03/08/2007                           $(0.00)
                   05/11/2007                           $(0.00)

2     TERMINATION PAYMENT

(a) The Termination Sum shall be payable on the Termination Payment Date or, as the case may be, the Total Loss Payment Date and shall be calculated by reference to such date and shall be the aggregate of the Actual Balance on that date and Broken Funding Costs and any other amounts then payable to the Sub-Lessor under the Sub-Lease and other Lease Documents.

(b) Payments pursuant to this paragraph 2 shall bear interest from the Termination Payment Date or, as the case may be, the Total Loss Payment Date to the date of actual payment in accordance with Clause 5.2.

(c) The Sub-Lessee undertakes and agrees to indemnify the Sub-Lessor on demand against any cost or detriment (including, without limitation, any damages, penalties or premiums incurred by the Sub-Lessor) as reasonably determined by the Sub-Lessor and certified to the Sub-Lessee by the Sub-Lessor, arising to the Sub-Lessor as a result of the Sub-Lessor repaying prior to its specified maturity any funding assumed to be obtained by the Sub-Lessor in respect of the Sub-Lessor's obligations in consequence of any termination of the Sub-Lease Period ("BROKEN FUNDING Costs"). If in consequence of such a repayment having been unconditionally received in full a benefit (as reasonably determined by the Sub-Lessor and certified to the Sub-Lessee by the Sub-Lessor) accrues to the Sub-Lessor in connection with any early repayment of such funding ("BROKEN FUNDING BENEFITS"), the Sub-Lessor undertakes to pay the Sub-Lessee promptly an amount equal to such benefit. If the Sub-Lessor is unable to repay such funding actually entered into by the Sub-Lessor, it shall notify the Sub-Lessee of the Sub-Lessor's best estimate in good faith (but which in the absence of manifest error shall be final and binding upon the Sub-Lessee).

      For the purpose of this paragraph 2(c) it shall be assumed that the Sub-Lessor has obtained funding under which interest is paid in advance on each Rental Payment Date and is calculated at LIBOR prevailing at the commencement of each Rental Period and which does not impose any penalty or additional cost other than by reference to the interest differential applying in respect of the balance of the current Rental Period in which prepayment occurs.

3.    DEFINITIONS

      "ACTUAL RATE" means the aggregate of LIBOR and 0.625 per cent.;

      "ADDITIONAL RENTAL" means the Actual Balance less the Notional Balance less the Rental due on that date on each Rental Payment Date;

      "ADJUSTMENT DATE" means each of the dates specified as such in paragraph 1
      (b) above.

      "ADJUSTMENT PERIOD" means each successive quarterly period ending on an Adjustment Date, the first commencing on the Start Date and the last ending on the last day of the Sub-Lease Period;

      "BANK" means Societe Generale, London Branch;

      "LIBOR" means in relation to any Adjustment Period, or other relevant period for which LIBOR is to be determined, as appropriate:

(a) the rate for Dollar deposits for the number of months (rounded to the nearest whole number) comprised in the relevant Adjustment Period or other relevant period designated as the British Bankers Association's Interest Settlement Rate as quoted on the Dow Jones/Telerate Monitor as Telerate Page No. 3750 as at or about 11.00 a.m. (London time) two (2) London Business Days before the date on which the relevant Adjustment Period or other relevant period commences;

(b) if such rate is not determinable, the arithmetic mean rounded up to five decimal places of the equivalent rates quoted to the Bank by each of the Reference Banks as their offered rate for such deposits for such periods;

(c) if neither (a) or (b) above is determinable, then the equivalent rate determined by the Bank to the rate of interest offered to it by prime banks in the London Interbank Market for such deposits for such periods;

"NOTIONAL BALANCE" means those amounts specified as such in paragraph 1 (b); and

"REFERENCE BANKS" means Lloyds TSB plc, Barclays Bank plc and The Royal Bank of Scotland plc.

                                 EXECUTION PAGE

SIGNED for and on behalf of   )
SOGELEASE B.V.                )   /s/ Niek Volkers
by Niek Volkers              )

Witness to the above signature:

Neill Proudfoot
...............................

SIGNED for and on behalf of   )
GLOBALSANTAFE DRILLING        )
COMPANY (NORTH SEA)           )   /s/ Walter Andrew Baker
LIMITED                       )
by Walter Andrew Baker        )

Witness to the above signature:

A. Drage
...............................


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